Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 8, 2009)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on July 15, 2009. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 8, 2009, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

July 16, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

☒	ANNUAL REPORT ON FORM 10-K PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 333-147828

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-1018770 20-8650498
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    No  ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

Explanatory Note

We are filing this Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2008, originally filed with the Securities and Exchange Commission on February 25, 2009, to amend and restate our consolidated financial statements for the year ended December 31, 2008 and our selected financial data for the year ended December 31, 2008.

We identified a non-cash error in our accounting for income tax expense and deferred income taxes. The error related to the calculation of a deferred tax valuation allowance recorded during the fourth quarter of 2008, which resulted in a $22.1 million understatement of income tax expense and net loss for the year ended December 31, 2008. The error only relates to the accounting for tax expense in the financial statements and does not change any anticipated timing of future cash tax payments.

In addition, the consolidated financial statements for fiscal 2008 included in this Amendment No. 1 to our Annual Report on Form 10-K include adjustments to correct previously identified errors related to the disposition of a standard cost variance, the accounting for a credit adjustment for a derivative contract, and in the balance sheet classification of certain deferred tax balances, which were previously deemed not material to our consolidated financial statements.

A summary of the effects of these changes on our consolidated balance sheet as of December 31, 2008 and our consolidated statements of operations and cash flows for the year ended December 31, 2008 is included in Note 2, “Restatement” located in the notes to our consolidated financial statements elsewhere in this annual report amendment.

The following information has been updated to give effect to the restatement. In accordance with Rule 12b-15 under the Securities Exchange Act of 1934, as amended, the complete text of each amended item is set forth in this report, even though much of the disclosure in the restated items has not changed. The disclosure in this annual report amendment supersedes and replaces the corresponding disclosures in our annual report on Form 10-K for the year ended December 31, 2008.

PART II

Exhibits
12.1	Ratio of Earnings to Fixed Charges
31.1.1	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC
31.1.2	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company
31.1.3	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC
31.1.4	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company
32.1.1	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC
32.1.2	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company
32.1.3	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC
32.1.4	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company

PART II

Item 6.	Selected Financial Data

The following table presents selected historical financial information and other data. For the year ended December 31, 2008 and the nine months ended December 31, 2007, the financial information and other data is for HBAC, the “Successor,” and is derived from the audited consolidated financial statements of HBAC included elsewhere in this Amendment No. 1 to our Annual Report on Form 10-K. For the three months ended March 25, 2007 and the years ended 2006, 2005 and 2004, the financial information and other data is for Raytheon Aircraft, the “Predecessor,” and is derived from the audited consolidated financial statements and accompanying notes thereto of the Predecessor and, with respect to the three months ended March 25, 2007 and the year ended December 31, 2006, included elsewhere in this Amendment No. 1 to our Annual Report on Form 10-K. The selected historical information and other data for the year ended December 31, 2008 has been restated for the matters disclosed in Note 2, “Restatement” of the notes to the consolidated financial statements contained elsewhere in this Amendment No. 1 to our Annual Report on Form 10-K. The following information should be read in conjunction with the consolidated financial statements and related notes, as well as Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Amendment No. 1 to our Annual Report on Form 10-K.

	Successor		Predecessor
(Dollars in millions)	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Years Ended December 31,
				2006	2005	2004
Statements of Operations Data:
Sales	$3,546.5	$2,793.4	$670.8	$3,095.4	$2,980.8	$2,665.8
Costs and expenses:
Cost of sales	3,016.9	2,369.6	558.6	2,585.1	2,587.4	2,335.6
Selling, general and administrative expenses	279.1	205.4	59.5	211.0	197.6	188.4
Research and development expenses	110.2	70.1	21.3	83.2	73.0	78.0

Operating income	140.3	148.3	31.4	216.1	122.8	63.8

Intercompany interest expense, net	—	—	15.8	91.6	88.4	93.6
Interest expense	205.9	158.6	(0.9)	1.1	(14.2)	(11.1)
Interest income	(8.5)	(6.3)	—	(15.7)	—	—
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)	(0.9)	(0.1)

Non-operating expense, net	195.0	153.3	14.8	75.5	73.3	82.4

Income (loss) before tax	(54.7)	(5.0)	16.6	140.6	49.5	(18.6)
Provision for (benefit from) income taxes	102.5	(5.8)	6.4	50.5	15.8	(9.5)

Net income (loss)	$(157.2)	$0.8	$10.2	$90.1	$33.7	$(9.1)

Other Data:
Aircraft deliveries	477	367	88	462	416	379
Backlog	$7,606.6	$6,290.8	$3,937.0	$4,105.3	$2,891.1	$2,638.1
Capital expenditures	$74.9	$66.4	$27.3	$47.8	$42.0	$52.9

	Successor		Predecessor
	As of December 31,		As of December 31,
(In millions)	2008 As Restated	2007	2006	2005	2004
Statement of Financial Position Data:
Cash and cash equivalents	$377.6	$569.5	$25.9	$25.7	$17.8
Working capital(1)	549.7	326.1	804.4	906.9	878.3
Property, plant and equipment, net	641.8	655.7	520.8	547.0	565.9
Total assets	4,687.6	4,675.2	2,518.2	2,624.5	2,590.4
Total debt(2)	2,490.8	2,446.9	—	—	—

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt). Certain balances in prior periods have been conformed to the current presentation.
(2)	Total debt includes $1,277.2 million in outstanding principal on our senior secured credit facilities, $1,100 million of outstanding notes and $113.6 million of short-term notes payable.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the year ended December 31, 2008 and the nine months ended December 31, 2007 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”), the successor business (“Successor”) to Raytheon Aircraft (“RA”). The discussion regarding the Successor for the nine months ended December 31, 2007 covers the period from the March 26, 2007 inception date through the December 31, 2007 fiscal year end date and reflects the Acquisition. The discussion and analysis of financial condition and results of operations for all other periods presented reflects the business of RA, the Predecessor business (“Predecessor”) acquired by Hawker Beechcraft, Inc. (“HBI”) in the Acquisition. Unless otherwise indicated, the discussion and analysis of the Predecessor does not give effect to the Acquisition or include pro forma adjustments.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this Amendment No. 1 to our Annual Report on Form 10-K. In addition, this discussion may contain forward-looking statements, which are subject to risks and uncertainties. See “Forward-Looking Statements” for more information about these risks and uncertainties. This discussion and analysis has been amended as a result of the restatement of our financial statements for the year ended December 31, 2008, discussed in Note 2 to the financial statements; however, much of the disclosure in the discussion and analysis included in the initial Annual Report on Form 10-K is unchanged.

Business Overview

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 27 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments—Business and General Aviation, Trainer Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and service support for our installed fleet of aircraft worldwide.

We operate in the global general aviation industry, which experienced strong growth from 2003 through early 2008. Beginning in the latter half of 2008, the industry experienced declining demand as part of an overall weakening global economy. We continue to believe that our existing aircraft portfolio and planned derivative upgrades position us well within this market; however, we anticipate that we, and the business and general aviation industry as a whole, will experience significantly declining demand during 2009.

The general aviation industry has historically been a cyclical industry impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Historically, the general aviation industry has lagged behind changes in general economic conditions and corporate profit trends. However, as the current general economic environment has deteriorated, new order activity has declined, and order cancellations have increased. Consequently, while we believe that our backlog of $7.6 billion at December 31, 2008 continues to demonstrate solid market acceptance of our products, we do not believe 2009 new orders will reach recent year levels and expect backlog and advance deposits to decline in 2009.

Our Customer Support segment is also impacted by the general economic environment that has affected the general aviation industry; however, historically, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer Aircraft segment is less susceptible to changes in economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could affect the financial performance of this segment.

Recent Events Affecting Our Results

In response to the weakness in the global economy and anticipated reduced aircraft production rates, we reduced our workforce by approximately 500 workers in November 2008, and, in early 2009, announced another 2,300 reductions to be completed by the end of 2009. The financial impact of the November 2008 reductions is discussed further in Note 19 to our consolidated financial statements in Item 8, “Financial Statement and Supplementary Data.”

On August 2, 2008, our union work force failed to ratify a new collective bargaining agreement and voted to engage in a strike. The strike started August 4, 2008 and affected our Wichita and Salina, Kansas operations. The strike lasted approximately four weeks with employees returning to work during the week of September 1, 2008. The strike disrupted our manufacturing and assembly operations, which significantly impacted our production schedule and deliveries for the balance of 2008. The strike significantly impacted our results for the year ended December 31, 2008. During this period, we delivered fewer aircraft than expected, which adversely impacted revenue, operating income and operating cash flow.

On June 12, 2008, the Hawker 4000, our new composite, super-midsize business jet, received FAA type and production certification enabling us to commence customer deliveries. The initial customer delivery of the Hawker 4000 occurred on June 18, 2008. We delivered five additional units during the remainder of 2008. However, the timing of several early production deliveries was impacted by the strike and by certain product enhancements incorporated in the aircraft type design late in 2008 or to be incorporated in 2009. In addition, we recorded charges totaling $91.1 million during the year ended December 31, 2008 to reflect expected cost growth on early production units with anticipated cost in excess of selling price. Of this amount, $31.1 million was recorded during the three months ended December 31, 2008. The primary driver for the cost growth was the complexity encountered to conform these units to the final aircraft type design and to establish standard production processes.

On June 6, 2008, we suspended deliveries of the T-6A Texan II (“T-6A”) military trainer to the U.S. Government pending resolution of quality issues with a supplier’s component. The issue was resolved with the vendor and the U.S. Government, and deliveries resumed on January 20, 2009.

On February 21, 2008 we signed a definitive agreement to sell our wholly-owned fuel and line operations to BBA Aviation plc for $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. We retained our factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, UK; and Toluca, Mexico were not affected. The sale closed for six of the seven facilities on July 24, 2008 and for the final facility on October 3, 2008. We recorded an insignificant loss on the sale of the fuel and line operations. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008.

Results of Operations

Due to lack of comparability, direct comparisons between the Successor and Predecessor periods have not been made.

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008 As restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales	$3,546.5	$2,793.4	$670.8	$3,095.4
Cost of sales	3,016.9	2,369.6	558.6	2,585.1

Gross margin	529.6	423.8	112.2	510.3

Selling, general and administrative expenses	279.1	205.4	59.5	211.0
Research and development expenses	110.2	70.1	21.3	83.2

Operating income	140.3	148.3	31.4	216.1

Intercompany interest expense, net	—	—	15.8	91.6
Interest expense	205.9	158.6	—	1.1
Interest income	(8.5)	(6.3)	(0.9)	(15.7)
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense, net	195.0	153.3	14.8	75.5

Income (loss) before taxes	(54.7)	(5.0)	16.6	140.6

Provision for (benefit from) income taxes	102.5	(5.8)	6.4	50.5

Net income (loss)	$(157.2)	$0.8	$10.2	$90.1

Year ended December 31, 2008

Sales. Sales were $3,546.5 million for the year ended December 31, 2008, and, as detailed in the table below, are heavily influenced by our Business and General Aviation segment.

Successor
(In millions)	Year Ended December 31, 2008
Sales
Business and General Aviation	$2,820.6
Trainer Aircraft	338.2
Customer Support	522.8
Eliminations	(135.1)

Total	$3,546.5

Sales in the Business and General Aviation segment are significantly impacted by the volume and mix of commercial aircraft delivered during the period. Total commercial deliveries during the year ended December 31, 2008 are presented in the table below. Deliveries for 2008 reflect the adverse impact of the strike, offset by favorable market conditions during the earlier part of the year and the increased sales associated with the introduction of the Hawker 4000 and Hawker 750 models. Deliveries were also adversely affected by deteriorating market conditions late in the year as customer financing of some aircraft purchases became more difficult.

Successor
Business and General Aviation New Aircraft Deliveries	Year Ended December 31, 2008
Business Jets:
Hawker 4000	6
Hawker 900XP	50
Hawker 800XP/850XP	15
Hawker 750	23
Hawker 400XP	35
Premier	31

Total business jets	160
Turboprops:
King Air 350	58
King Air B200	54
King Air C90	66

Total turboprops	178
Pistons	103

Total	441

Sales in the Trainer Aircraft segment are principally comprised of revenue on the JPATS contract, which is recognized using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft sales, including estimated earned gross margin, are recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. Aircraft production during the year was impacted by the strike and by temporary reductions in volume pending the resolution of the supplier quality issue previously discussed. In addition, revenue on the GBTS portion of the contract continued to decline as activation of the U.S. Air Force and Navy training bases has neared an end. During the year ended December 31, 2008, the segment delivered 36 T-6A aircraft under the JPATS contract. Deliveries during the year were impacted by the delivery suspension previously discussed.

Sales in the Customer Support segment reflected the sale of spare parts and maintenance services to existing aircraft owners. Sales during the year were impacted by the closing of the sale of the fuel and line operations during July and October as described previously. Sales were also influenced by favorable market conditions in the earlier part of 2008.

Operating Income. As detailed in the table below, operating income was $140.3 million and reflects improved profitability in our Customer Support segment, offset by the charges recorded on the Hawker 4000 and the impact of the strike on our Business and General Aviation segment and reduced sales volume in the Trainer Aircraft segment.

Successor
(In millions)	Year Ended December 31, 2008 As Restated
Operating Income
Business and General Aviation	$29.5
Trainer Aircraft	28.2
Customer Support	82.5
Eliminations	0.1

Total	$140.3

Business and General Aviation segment operating income was significantly impacted by the strike, which caused reduced production and delivery volumes and resulted in unfavorable overhead absorption variances, as well as the deteriorating market conditions, which adversely impacted delivery volumes late in the year. In addition, we recorded $91.1 million in charges associated with specific early-production Hawker 4000 units with estimated product cost in excess of estimated net sales price. Segment operating income was also impacted by a $13.7 million charge recorded during the three months ended December 31, 2008 to reduce the carrying value of used aircraft inventory to current market value. We also recorded an $18.0 million charge associated with the mark-to-market adjustment on certain foreign currency forward contracts, previously designated as cash flow hedges for foreign currency material purchases, for which the underlying purchase volumes are no longer expected to occur due to the recent reductions in aircraft production volume.

Trainer Aircraft segment operating income was impacted by production volume decreases caused by the strike and by the supplier quality issue discussed previously. In addition, the use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments totaling $14.9 million were recorded during the year ended December 31, 2008.

Customer Support segment operating income was impacted by strategic pricing initiatives and improved cost productivity across both the spare parts and aircraft services portions of the segment.

Selling, general and administrative expense was $279.1 million for the year ended December 31, 2008 and included selling expense to support current year aircraft deliveries, general marketing cost associated with new derivative aircraft product introductions and the cost incurred in pursuit of future orders.

Research and development expense was $110.2 million for the year ended December 31, 2008. The primary contributors during the year were work on derivative aircraft that entered service during the year as well as announced programs planned for entry into service in the near future. The continued certification activities related to the Hawker 4000 also impacted overall research and development expense.

Non-operating Expense, net. Non-operating expense, net, was $195.0 million for the year and consisted primarily of interest expense associated with the debt incurred to finance the Acquisition, partially offset by interest income generated from our cash and cash equivalent holdings.

Provision for Income Taxes. For the year ended December 31, 2008, we recorded income tax expense of $102.5 million, which reflects an effective tax rate of (187.4)%. The effective tax rate was impacted by a valuation allowance of $130.7 million that was recorded in the current year to reflect the estimated amount of deferred tax assets that may not be realized. The effective tax rate, without considering the valuation allowance, would have been 51.6% and was impacted by the pre-tax book loss, the federal research and development credit as well as other state tax credits.

Nine Months Ended December 31, 2007

Sales. Sales were $2,793.4 million for the nine months ended December 31, 2007 as detailed in the table below:

Successor
(In millions)	Nine Months Ended December 31, 2007
Sales
Business and General Aviation	$2,211.9
Trainer Aircraft	266.0
Customer Support	418.8
Eliminations	(103.3)

Total	$2,793.4

Sales for the Business and General Aviation segment reflect the volume and mix of aircraft deliveries shown in the delivery table below. Changes in the actual volume, mix and distribution channel of aircraft deliveries in any given period will affect sales and our overall financial results. Sales for the nine months ended December 31, 2007 included the delivery of 32 Hawker 900XP aircraft, four King Air 350ER aircraft, 24 King Air B200GT aircraft and 10 King Air C90GTi aircraft, all derivative aircraft certified during 2007.

Successor
Business and General Aviation New Aircraft Deliveries	Nine Months Ended December 31, 2007
Business Jets:
Hawker 900XP	32
Hawker 800XP/850XP	25
Hawker 400XP	34
Premier	39

Total business jets	130
Turboprops:
King Air 350	47
King Air B200	39
King Air C90	43

Total turboprops	129
Pistons	92

Total	351

Trainer Aircraft segment sales are principally comprised of revenue on the JPATS contract and totaled $266.0 million for the nine months ended December 31, 2007. Revenue is recognized on this contract using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales, including estimated earned gross margin, are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. During the nine months ended December 31, 2007, the segment delivered 16 T-6A aircraft under its JPATS contracts. Deliveries of the aircraft were suspended in July 2007 due to issues related to supplier compliance with part specifications. Deliveries resumed in March 2008.

Sales in the Customer Support segment are comprised of spare parts and maintenance service sales and totaled $418.8 million for the nine months ended December 31, 2007.

Operating Income. As detailed in the table below, operating income was $148.3 million for the nine months ended December 31, 2007:

Successor
(In millions)	Nine Months Ended December 31, 2007
Operating Income
Business and General Aviation	$85.6
Trainer Aircraft	14.1
Customer Support	46.0
Eliminations	2.6

Total	$148.3

Business and General Aviation segment operating income was $85.6 million for the nine months ended December 31, 2007. During the nine months ended December 31, 2007, Business and General Aviation operating results were impacted by increased depreciation and amortization charges of $27.9 million as a result of the step-up in cost basis of property, plant and equipment and intangible assets in accordance with purchase accounting as a result of the Acquisition. In addition, operating results were impacted by non-cash charges totaling $72.4 million associated with the non-recurring step-up in finished goods and work in process inventory in accordance with purchase accounting as a result of the Acquisition and $16.2 million in non-cash charges due to the purchase accounting treatment for foreign currency forward contracts in place at the time of the Acquisition.

Trainer Aircraft segment operating income was $14.1 million for the nine months ended December 31, 2007 and included favorable adjustments totaling $1.6 million as a result of updates to contract estimates. Operating income was negatively impacted by non-cash charges totaling $15.7 million of increased depreciation and amortization expense as a result of the step-up in property, plant and equipment and intangibles in accordance with purchase accounting as a result of the Acquisition.

During the nine months ended December 31, 2007, ongoing operational and strategic pricing initiatives favorably impacted operating income for Customer Support. Operating income was negatively impacted by non-cash charges totaling $16.6 million resulting from the step-up in the cost basis of inventory and $4.5 million of increased depreciation and amortization expense as a result of the step-up in property, plant and equipment and intangibles in accordance with purchase accounting as a result of the Acquisition. The operating income impact of the step-up in cost basis of inventory as a result of the Acquisition is non-recurring and was essentially reflected in the first three months after the Acquisition due to the completion of the sales process for the majority of the inventory on hand at the date of the Acquisition.

Selling, general, and administrative expense totaled $205.4 million for the nine months ended December 31, 2007. This expense included overall company marketing expense associated with the volume, mix and distribution channel of current year aircraft deliveries, the marketing of our new aircraft derivative products and our pursuit of future orders. Selling, general and administrative expenses for the nine months ended December 31, 2007 included $11.1 million of non-recurring costs to replace various services previously provided by Raytheon and to support marketing efforts for our new company name.

Research and development expense was $70.1 million for the nine months ended December 31, 2007. This expense was principally devoted to upgrading our product offerings in the general aviation marketplace through a derivative aircraft strategy and our ongoing certification activities for the Hawker 4000.

Non-operating Expense, net. Non-operating expense, net, was $153.3 million for the nine months ended December 31, 2007 and was essentially comprised of interest expense associated with the debt resulting from the Acquisition.

Benefit from Income Taxes. The effective tax rate for the nine months ended December 31, 2007 was a benefit of 114.1%. The effective tax rate was impacted by an anticipated research and development credit, a domestic manufacturing deduction and a state income tax benefit caused by our pre-tax book loss.

Three Months Ended March 25, 2007

Sales. Sales were $670.8 million for three months ended March 25, 2007 as detailed in the table below:

Predecessor
(In millions)	Three Months Ended March 25, 2007
Sales
Business and General Aviation	$490.6
Trainer Aircraft	91.2
Customer Support	116.4
Eliminations	(27.4)

Total	$670.8

Business and General Aviation segment sales reflect the volume and mix of aircraft deliveries shown in the delivery table below. Deliveries of the Premier 1A included 14 units delayed from 2006 as a result of pending FAA approval of revisions to the required operating manuals. Approval was received in January and deliveries resumed in February 2007.

Predecessor
Business and General Aviation New Aircraft Deliveries	Three Months Ended March 25, 2007
Business Jets:
Hawker 800XP/850XP	10
Hawker 400XP	7
Premier	15

Total business jets	32
Turboprops:
King Air 350	6
King Air B200	9
King Air C90	13

Total turboprops	28
Pistons	19

Total	79

Sales in the Trainer Aircraft segment were principally comprised of program revenue on the JPATS contract and totaled $91.2 million during the three months ended March 25, 2007. This program recognizes revenue using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales including estimated earned gross margin are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis.

Sales in the Customer Support segment were comprised of spare parts and maintenance service sales and totaled $116.4 million for the three months ended March 25, 2007.

Operating Income. As detailed in the table below, operating income was $31.4 million for the three months ended March 25, 2007.

Predecessor
(In millions)	Three Months Ended March 25, 2007
Operating Income
Business and General Aviation	$8.9
Trainer Aircraft	12.2
Customer Support	9.6
Eliminations	0.7

Total	$31.4

Trainer Aircraft segment operating income was $12.2 million for the three months ended March 25, 2007 and included favorable adjustments of $3.4 million as a result of updates to contract estimates.

Customer Support segment operating income was $9.6 million for the three months ended March 25, 2007 and was favorably impacted by the termination of an unprofitable contract with Flight Options, LLC, a former related party of the Predecessor

Selling, general and administrative expense was $59.5 million for the three months ended March 25, 2007 and was impacted by increasing sales and marketing costs and additional staffing levels in customer service operations.

Research and development expense was $21.3 million for the three months ended March 25, 2007. This expense was principally devoted to the upgrade of our product offerings in the general aviation marketplace through a derivative aircraft strategy and ongoing certification activities associated with the Hawker 4000.

Non-operating Expense, net. Non-operating expense, net, was $14.8 million for the three months ended March 25, 2007 and was essentially comprised of intercompany interest expense payable to Raytheon.

Provision for Income Taxes. The effective tax rate for the three months ended March 25, 2007 was 38.6% and reflected the pre-acquisition tax structure of the Predecessor.

Year Ended December 31, 2006

Sales. Sales were $3,095.4 million for the year ended December 31, 2006 as detailed in the table below:

Predecessor
(In millions)	Year Ended December 31, 2006
Sales
Business and General Aviation	$2,246.6
Trainer Aircraft	420.0
Customer Support	551.4
Eliminations	(122.6)

Total	$3,095.4

Sales for Business and General Aviation reflect the volume and mix of aircraft deliveries in the table below. Deliveries were impacted by the introduction of the King Air C90GT and the Hawker 850XP during the year. In addition, in the fourth quarter of 2006, delivery of 14 Premier 1A aircraft was delayed pending FAA approval of revisions to required operating manuals. The revisions were approved in January 2007, and deliveries resumed.

Predecessor
Business and General Aviation New Aircraft Deliveries	Year Ended December 31, 2006
Business Jets:
Hawker 800XP/850XP	64
Hawker 400XP	53
Premier	23

Total business jets	140
Turboprops:
King Air 350	48
King Air B200	42
King Air C90	52

Total turboprops	142
Pistons	118

Total	400

Sales for the Trainer Aircraft segment were principally comprised of program revenue on the JPATS contract. This program recognizes revenue using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales including estimated earned gross margin are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact of revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis.

Sales in the Customer Support segment are comprised of spare parts and maintenance service sales and were impacted by the termination of an unprofitable maintenance contract with Flight Options, LLC, a former related party of the Predecessor.

Operating Income. Operating income was $216.1 million for the year ended December 31, 2006 as detailed in the table below:

Predecessor
(In millions)	Year Ended December 31, 2006
Operating Income
Business and General Aviation	$134.9
Trainer Aircraft	52.0
Customer Support	30.6
Eliminations	(1.4)

Total	$216.1

Operating income was impacted primarily by the delivery volumes and favorable product mix in the Business and General Aviation segment. In addition, the Trainer Aircraft segment recorded $6.5 million of favorable cumulative catch-up gross profit adjustments as a result of updates to contract estimates for our JPATS program. Operating income was also impacted by the termination of the Flight Options, LLC maintenance contract discussed above.

Selling, general and administrative expense was $211.0 million for the year ended December 31, 2006 and was impacted by an increase in sales and marketing costs as well as higher staffing levels in our customer service operations.

Research and development expense was $83.2 million for the year ended December 31, 2006 and was primarily related to the certification activities for the Hawker 4000 as well as other derivative product introductions.

Non-operating Expense, net. Non-operating expense, net was $75.5 million for the year ended December 31, 2006 and was essentially comprised of intercompany interest expense payable to Raytheon.

Provision for Income Taxes. The effective tax rate for the year ended December 31, 2006 was 35.9% and reflected the pre-acquisition tax structure of the Predecessor.

Liquidity and Capital Resources

Cash Flow Analysis

The following table illustrates sources and uses of funds for the Successor and Predecessor periods as indicated:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Net cash provided by (used in) operating activities	$(69.0)	$579.2	$(107.3)	$369.7
Net cash provided by (used in) investing activities	50.1	(3,280.3)	(27.3)	(47.0)
Net cash provided by (used in) financing activities	(170.3)	3,270.6	117.4	(323.8)
Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	1.3

Net increase (decrease) in cash and cash equivalents	$(191.9)	$569.5	$(17.2)	$0.2

Year Ended December 31, 2008. Net cash used in operating activities was $69.0 million and was primarily driven by a sharp increase in inventory associated with reduced deliveries due to the strike, eroding market conditions late in the year and the delays in deliveries of the Hawker 4000 and T-6A previously discussed. Operating cash flow was also adversely impacted by a decline in customer deposits as market demand began to erode late in the year.

Net cash provided by investing activities of $50.1 million was driven by the net proceeds of $123.6 million from the sale of the fuel and line operations, offset by capital expenditures of $70.2 million primarily related to company-manufactured tooling and facilities improvements at certain of our factory-owned service centers.

Net cash used in financing activities of $170.3 million represents payments of $157.3 million on notes payable used to finance engine purchases and mandatory principal payments of $13.0 million on the senior secured term loan.

Nine Months Ended December 31, 2007. Net cash provided by operating activities was $579.2 million. The net cash generated was primarily due to customer deposits received on new commercial aircraft, payments received on general aviation financing receivables and the sale of used commercial aircraft. Cash was also positively affected by a new financing arrangement with a third party that extends payment terms for engine purchases in exchange for a short-term promissory note. Partially offsetting these impacts was cash used in building commercial aircraft inventory in connection with increased build rates and the delay in Hawker 4000 deliveries as well as the ongoing reduction in JPATS advance payments. Cash generated by operating activities was also adversely affected by the delayed deliveries of T-6A aircraft due to issues relating to supplier compliance with part specifications.

Net cash used in investing activities of $3,280.3 million included $3,216.5 million in acquisition consideration, capital expenditures of $61.3 million primarily related to company-manufactured tooling, facilities improvements and modernizing equipment used in the manufacturing process and capital expenditures of $5.1 million related to computer software.

Net cash provided by financing activities of $3,270.6 million primarily represents the debt financing and equity contributions received related to the Acquisition.

Three Months Ended March 25, 2007. Net cash used in operating activities was $107.3 million. The net cash used was primarily due to the more linear build of commercial aircraft compared to aircraft sales which generally increase during the second half of the year, as well as the ongoing reduction of the JPATS advance payment. Partially offsetting these factors was collection of general aviation financing receivables.

Net cash used in investing activities of $27.3 million included capital expenditures of $26.2 million primarily related to company-manufactured tooling and modernizing equipment used in the manufacturing process and $1.1 million of additions to computer software.

Net cash provided by financing activities of $117.4 million represents net transfers from Raytheon.

Year Ended December 31, 2006. Net cash provided by operating activities of $369.7 million was impacted by the collection of an overdue receivable from Flight Options, LLC (a former affiliate of the Predecessor), lower finance receivables and higher deposits received from customers reflecting the growth in our backlog from our Business and General Aviation segment. This was partially offset by increased inventory levels due in part to year-end delivery delays of the Premier 1A.

Net cash used in investing activities of $47.0 million included capital expenditures of $46.1 million primarily related to company-manufactured tooling and $1.7 million of additions to computer software, offset by proceeds from sales of fixed assets.

Net cash used in financing activities of $323.8 million represents net transfers to Raytheon.

Capital Resources

The following table summarizes our capital resources as of the dates indicated:

(In millions)	December 31, 2008	December 31, 2007
Cash and cash equivalents	$377.6	$569.5
Total debt	2,490.8	2,466.9
Net debt (total debt less cash and cash equivalents)	2,113.2	1,897.4
Total equity	431.1	1,004.4
Total capitalization (debt plus equity)	2,921.9	3,471.3
Net capitalization (debt plus equity less cash and cash equivalents)	2,544.3	2,901.8
Debt to total capitalization	85%	71%
Net debt to net capitalization	83%	65%

We have substantial indebtedness. As of December 31, 2008, our total indebtedness was $2,490.8 million, including $113.6 million of short-term obligations payable to a third party under a financing arrangement. We also had an additional $400.0 million available for borrowing under our revolving credit facility, subject to the expected $35.0 million reduction in availability due to the Lehman bankruptcy discussed below, as well as up to $75.0 million of available letter of credit issuances under a synthetic letter of credit facility. In addition, our senior PIK-election notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. If we were to elect to pay PIK-interest for periods in which we have the option, we will incur indebtedness in an amount equal to such interest.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

As a result of losses experienced in global equity markets, our pension plan assets, which are broadly diversified, experienced a substantial decrease in value in 2008. As measured under GAAP, our pension benefit plans were $311.2 million underfunded at December 31, 2008 as compared to being $0.7 million overfunded at December 31, 2007. In accordance with GAAP, we recognize the funded status of our defined benefit pension and other postretirement benefits plans in our consolidated statement of financial position, with a corresponding after-tax adjustment to accumulated other comprehensive income (loss). The 2008 annual remeasurement of our pension and other postretirement plans resulted in a net $304.5 million decrease in total equity, which was largely driven by declines in our pension plan assets as a result of declines in financial markets. Despite the recent downturn, however, we do not anticipate a near-term requirement to make significant cash contributions to our pension plan. We currently estimate that required pension plan cash contributions will be approximately $0.4 million in 2009, and we do not expect to make any discretionary cash contributions in 2009. For our unfunded other postretirement benefits plans, we expect to contribute approximately $1.0 million in 2009. Absent a recovery of pension plan asset values or higher interest rates, however, we will be required to make higher contributions in future years. See Note 16 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information about our pension and other postretirement benefits plans.

Our corporate credit rating at Moody’s Investors Service and Standard & Poor’s Ratings Services as of December 31, 2008 was B2 and B+, respectively. On January 30, 2009, Standard & Poor’s Ratings Services placed our rating on CreditWatch with negative implications, and on February 5, 2009, Moody’s Investors Service downgraded our credit rating to B3. The overall economic decline experienced during 2008 greatly impacted the fair value of our debt. See Note 12 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information about the fair value of our debt.

Our cash deployment plans include any combination of prepayment of our term loan, repurchase of notes, strategic acquisitions or other investments in our business. Our management believes that our cash on hand, together with cash from operations and, if required, borrowings under our revolving credit facility, will be sufficient to meet our cash requirements through 2009.

Notes. In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee our obligations under the senior secured credit facilities. Interest on the senior fixed rate notes accrues at the rate of 8.50% per annum and interest on the senior subordinated notes accrues at the rate of 9.75% per annum. Cash interest on the senior PIK-election notes accrues at the rate of 8.875% per annum and the PIK-interest accrues at the cash interest rate per annum plus 0.75%. Interest is payable in cash, except as discussed above with respect to our ability to elect to pay PIK-interest, rather than cash interest, on the senior PIK-election notes through April 1, 2011.

Senior Secured Credit Facilities. In connection with the Acquisition, we entered into senior secured credit facilities with a syndicate of financial institutions led by Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P. as joint lead arrangers. The senior credit facilities provided for senior secured financing of up to $1,810.0 million, consisting of: (i) a $400.0 million revolving credit facility, inclusive of a $10.0 million (U.S. dollar equivalent) sub-facility available to us in U.K. pound sterling, with a final maturity in March 2013; (ii) a $110.0 million synthetic letter of credit facility, with a final maturity in March 2014; and (iii) a $1,300.0 million term loan available to us in U.S. dollars, with a final maturity in March 2014. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. At December 31, 2008, we had issued letters of credit totaling $52.1 million under the synthetic facility. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash, if we meet certain conditions set forth in the amendment, including a $400.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from Hawker Beechcraft, Inc., our parent company. Under the terms of the amendment, any such prepayments will reduce the amount of the secured term loan outstanding and payable on the final maturity date. Additionally, we agreed to pay to each lender that consented to the adoption of the amendment prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the credit agreement as of the effective date of the amendment. Our revolving credit facility requires that we comply with a maximum secured debt ratio covenant.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in the Company’s $400.0 million revolving credit facility. Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility. As of December 31, 2008, there were no amounts outstanding under the revolving credit facility.

Debt Covenants. The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investment or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Our credit agreement includes a covenant which requires us to maintain a specified quarterly consolidated secured debt ratio. In addition, our excess cash flow, as defined under the credit agreement, and our year-end consolidated secured debt ratio determines the annual amount of mandatory term loan prepayment due under our credit agreement, if any. The consolidated secured debt ratio is the ratio of our consolidation secured debt less cash on hand at the end of each period divided by a rolling 12-month calculation of our debt covenant defined earnings before interest, taxes, depreciation and amortization (“DC EBITDA”). DC EBITDA is calculated based on the Company’s net income adjusted for (i) interest, taxes, depreciation and amortization expense; (ii) non-recurring transition costs as a result of the Acquisition; (iii) non-recurring inventory step-up costs and other non-recurring purchase accounting impacts; (iv) non-cash compensation expense; (v) project start up, ramp up and launch costs including the development of new aircraft; (vi) management fees paid to our principal external shareholders; (vii) minority interest adjustments; and (viii) miscellaneous other adjustments. Based on our performance against this ratio as of December 31, 2008, we are not required to make a mandatory term loan prepayment in 2009.

Industrial Revenue Bonds. One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to us as part of the Acquisition, and, therefore, we are the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position pursuant to with Financial Accounting Standards Board’s Interpretation (“FIN”) No. 39, Offsetting of Amounts Related to Certain Contracts—an interpretation of APB Opinion No. 10 and FASB Statement No. 105. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2008 and 2007, we held IRBs with an aggregate principal amount of $369.3 million and $420.4 million, respectively.

Contractual Obligations

The following table summarizes known contractual obligations as of December 31, 2008, as well as an estimate of when these obligations are expected to be satisfied:

(In millions)	Total	2009	2010	2011	2012	2013	Thereafter
Long-term debt obligations	$2,377.2	$13.0	$13.0	$13.0	$13.0	$13.0	$2,312.2
Interest on long-term debt	916.9	149.4	146.1	139.2	133.7	133.7	214.8
Operating lease obligations	58.7	7.7	3.9	2.9	2.1	1.8	40.3
Purchase obligations	1,554.0	1,181.0	281.2	41.1	18.6	17.7	14.4

Total	$4,906.8	$1,351.1	$444.2	$196.2	$167.4	$166.2	$2,581.7

Long-term debt obligations include scheduled principal repayments for our outstanding notes and senior secured term loan, including the current portion. See Note 11 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information.

Interest on long-term debt is estimated using the interest rate in effect at December 31, 2008 for variable rate debt. Calculations of interest for the PIK-election notes assume payment of interest in cash. The calculation includes the effect of our interest rate swap agreement, which is discussed more fully in Note 13 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data.”

Operating lease obligations includes leases for equipment, office buildings and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Our commitments under these operating leases, in the form of non-cancelable future lease payments, are not reflected as a liability on our statement of financial position. See Note 20 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information.

Purchase obligations in the table above represent agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the purchase. We enter into contracts with some customers, primarily the U.S. Government, which entitles us to full recourse for costs incurred, including purchase obligations, in the event the contract is terminated by the customer for convenience. These purchase obligations are included above notwithstanding the amount for which we are entitled to full recourse from our customers.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of these arrangements has or is likely to have a material effect on our financial position or results of operations. See Note 20 of the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for more information about off-balance sheet arrangements.

Inflation

Since the primary elements of our operating costs are purchased components and raw materials, annual escalation in commodity and materials pricing could have a significant impact on our product cost. We have long-term agreements with many of our major suppliers to minimize potential price volatility. In some cases, our supply arrangements contain inflationary adjustment provisions based on accepted industry indices, and we typically include an inflation component in estimating our supply costs.

Critical Accounting Policies

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates, judgments and assumptions that affect our financial position and results of operations that are reported in the accompanying consolidated financial statements as well as the related disclosure of assets and liabilities contingent upon future events.

Understanding the critical accounting policies discussed below and related risks is important in evaluating our financial position and results of operations. We believe the following accounting policies used in the preparation of the consolidated financial statements are critical to our financial position and results of operations as they involve the significant use of estimates and judgment on matters that are inherently uncertain. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. If actual results differ significantly from management’s estimates, there could be a material effect on our financial position, results of operations and cash flows.

Revenue Recognition

Revenue for aircraft sales is recognized in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). For the majority of our aircraft sales, SOP 81-1 is applied using the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

For aircraft sales under certain long-term contracts, including the JPATS contract, SOP 81-1 is applied using the cost-to-cost method to measure progress towards completion. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to the total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract revenue or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified. A significant change in estimate could have a material impact on our operating results in the period the change occurs.

Income Taxes

Income taxes are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized. During the fourth quarter of 2008, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $296.9 million. This decision was based on the SFAS 109 guidelines and the negative evidence of a three year historical cumulative loss, which was triggered in the fourth quarter. The valuation allowance increased our current tax provision by $130.7 million. The portion of the valuation allowance associated with deferred tax assets on our current year unrealized losses was recorded as a $166.2 million decrease to other comprehensive income on the consolidated statement of financial position.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. These uncertainties are accounted for in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the estimate is updated.

Pension Benefits

We have defined benefit pension plans covering the majority of our employees. Accounting standards require the cost of providing these pension plans be measured on an actuarial basis. These accounting standards will generally reduce, but not eliminate, the volatility of the reported pension obligation and related pension expense as actuarial gains and losses resulting from both normal year-to-year changes in valuation assumptions and the differences from actual experience are deferred and amortized. The application of these accounting standards requires management to make numerous assumptions and judgments that can significantly affect these measurements. Critical assumptions made by management in performing these actuarial valuations include the selection of discount rates and expectations on the future rate of return on pension plan assets.

The net periodic benefit cost assumptions for our defined benefit pension plans were as follows:

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Discount rate	6.50%	6.00%	5.89%	5.63%
Expected rate of return on plan assets	8.00%	8.00%	8.42%	8.29%
Rate of compensation increase	4.50%	4.50%	4.40%	4.37%

Discount rates are used to determine the present value of our pension obligations and also affect the amount of pension expense recorded in any given period. We estimate this discount rate based on the rates of return of high quality, fixed-income investments with maturity dates that reflect the expected time horizon over which benefits will be paid. Changes in the discount rate could have a material effect on our reported pension obligations and related pension expense.

The expected rate of return on plan assets is our estimate of the long-term earnings rate on our pension plan assets and is based upon both historical long-term actual and expected future investment returns considering the current investment mix of plan assets, which is shown in the table below. Differences between the actual and expected rate of return on plan assets can impact our expense for pension benefits.

Our investment asset allocations were as follows:

	Pension Benefits
	December 31, 2008	December 31, 2007
Equity securities	48.8%	48.7%
Debt securities	40.0%	41.6%
Other	11.2%	9.7%

	100.0%	100.0%

Other variables that can impact the pension funded status and expense include demographic experience, such as the rates of salary increase, retirement, turnover and mortality. Assumptions for these variables are set based on actual and projected plan experience.

Based on our assumptions, we expect 2009 pension expense to be approximately $33.1 million. Holding all other factors constant, the estimated impact on 2009 pension expense caused by hypothetical changes to key assumptions is as follows:

Change in Assumption
2009 Assumptions	25 Basis Point Increase	25 Basis Point Decrease
Discount rate	$3.1 pension expense decrease	$3.2 pension expense increase
Expected rate of return on plan assets	$1.9 pension expense decrease	$1.9 pension expense increase

In addition, at December 31, 2008 we had $260.0 million of deferred losses resulting primarily from differences between actual and assumed asset returns, changes in discount rates and differences between actual and assumed demographic experience. To the extent we continue to have fluctuations in these items, we will experience increases or decreases in our funded status and related accrued retiree benefit obligation.

Goodwill and Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually. We perform impairment tests on an annual basis during the fourth quarter of each fiscal year or on an interim basis if events or circumstances indicate that it is more likely than not that impairment has occurred. Impairment tests require significant judgment.

Goodwill is potentially impaired if the carrying value of the reporting unit that contains the goodwill exceeds its estimated fair value. The fair values of our reporting units are determined using a combination of an income approach, which estimates fair value based upon future discounted cash flows; a transaction approach, which estimates fair value using market multiples of comparable purchase transactions within our industry; and a market approach, which estimates fair value using market multiples of enterprise valuations of a set of comparable public companies within our industry plus a suitable control premium at the date of valuation.

The valuation methodology and underlying financial information that is used to estimate the fair value of our reporting units requires significant judgments to be made by management. These judgments include, but are not limited to, the long-term projections of future financial performance and the selection of appropriate discount rates used to present value future cash flows. Our five-year strategic operating plan serves as the basis for these valuations and represents our best estimate of future business conditions in our industry as well as our ability to compete. The estimates of future cash flows involve considerable management judgment and are based upon assumptions concerning expected future operating performance and economic conditions, including revenue growth rates, current and forecasted market conditions, profit margin assumptions and anticipated cost reductions. In performance of our annual impairment test during the fourth quarter of 2008, we updated our forecasts to reflect, among other things, the global economic downturn, delays in development programs and the impacts of the recent IAM strike. Based on this evaluation, we have concluded that goodwill is not impaired as of December 31, 2008. However, further changes in our forecasts may cause book values of certain operations to exceed their fair values, which may result in goodwill impairment charges in future periods. A 10% decrease in the estimated fair value of any of our operations would have had no impact on the carrying value of goodwill as of December 31, 2008. Discount rates are determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of impairment. We have concluded that these intangibles are not impaired as of December 31, 2008. A 10% decrease in the discounted cash flows would have had no impact on the carrying value of these intangibles as of December 31, 2008.

Stock-Based Compensation

Certain HBAC employees participate in various HBI stock compensation plans. Employee stock-based compensation is accounted for in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires us to determine the fair value of our awards at the date of grant and to recognize that amount as compensation expense over the requisite service period. In addition, we use the graded vesting method to amortize compensation expense for stock option awards with a service condition, which results in more compensation expense being recognized in the early part of an award’s requisite service period. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured when we believe the performance condition is going to be met.

We estimate the grant date fair value of our stock option awards using the Black-Scholes option-pricing model, which requires us to use a number of assumptions. The weighted-average assumptions we used to value our employee stock option awards were as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Service Vesting	Performance Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.3	6.5	6.4
Expected volatility	37.0%	37.4%	41.4%	40.7%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.4%	3.3%	5.0%	5.0%
Weighted-average grant date fair value per option	$5.22	$5.22	$4.99	$4.89

The expected term represents the period of time the options are expected to be outstanding. Given that HBI does not have sufficient historical stock option exercise data, we estimated the expected term using the simplified method as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 and later reaffirmed in SAB No. 110. The “simplified method” incorporates the contractual term of an option grant, as well as the vesting period of the award. Furthermore, HBI, formed in late 2006, has not been in existence long enough to provide historical stock price data for a period equal to the expected term of our awards; therefore, the expected volatility assumptions were calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted. Using different weighted-average assumptions could significantly impact the estimated grant date fair value of our stock option awards, and, as a result, the amount of compensation expense ultimately recognized. We use RA historical data to estimate our assumed annual forfeitures.

Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage ranging from one to five years on all products, excluding the Hawker 4000, and up to 10 years on the Hawker 4000. We estimate our warranty costs based on historical costs per claim, contractual recoveries from vendors and historical and anticipated rates of warranty claims, including production and warranty patterns for new models. During our initial aircraft model launches, we typically incur higher warranty-related costs until the production process matures, at which point warranty costs moderate. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments, which can be favorable or unfavorable, are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Warranty provisions related to aircraft deliveries on contracts accounted for under SOP 81-1 using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty liabilities, which could have a material adverse effect on our results of operations and cash flows in the period in which these additional liabilities are required.

Fair Value

We are required to record certain financial instruments at fair value on our statement of financial position. In addition, we may elect to record certain financial instruments at fair value by utilizing the “fair value option” as permitted under SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). However, as of December 31, 2008, we have not elected the fair value option for any eligible financial instruments.

As discussed in Note 12 to our consolidated financial statements, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”) effective January 1, 2008. SFAS 157 establishes a framework for measuring fair value. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Under SFAS 157, we maximize the use of our observable inputs and minimize the use of unobservable inputs.

We estimate the fair value of our derivatives using an income valuation approach. The fair value of our foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of our interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. Our fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs. We test the validity of our valuations by comparing them to the valuations we receive from our counterparties.

Recent Accounting Pronouncements

See Note 4 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for a discussion of recent accounting pronouncements.

Item 8.	Financial Statements and Supplementary Data

COMPANY RESPONSIBILITY FOR FINANCIAL STATEMENTS

The financial statements and related information contained in this Amendment No. 1 to our Annual Report on Form 10-K have been prepared by and are the responsibility of our management. Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect judgments and estimates as to the expected effects of transactions and events currently being reported. Our management is responsible for the integrity and objectivity of the financial statements and other financial information included in this Amendment No. 1 to our Annual Report on Form 10-K.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, was appointed by our Audit Committee to audit our financial statements, and their report follows.

Hawker Beechcraft Acquisition Company, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

In our opinion, the accompanying Consolidated Statement of Financial Position of Hawker Beechcraft Acquisition Company, LLC (the “Company”) and its subsidiaries at December 31, 2008 and 2007 and the related Consolidated Statements of Operations, of Equity and Comprehensive Income, and of Cash Flows for the year ended December 31, 2008 and the period from March 26, 2007 to December 31, 2007, present fairly, in all material respects, the financial position of Hawker Beechcraft Acquisition Company, LLC and its subsidiaries at December 31, 2008 and 2007 and the results of its operations and cash flows for the year ended December 31, 2008 and the period from March 26, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

On March 26, 2007, Hawker Beechcraft, Inc. acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC and substantially all of the assets of Raytheon Aircraft Services Limited . The “Predecessor” consolidated financial statements included in this report represent the historical Consolidated Statements of Operations, Consolidated Statements of Equity and Comprehensive Income and Consolidated Statements of Cash Flows for the periods ended March 25, 2007 and December 31, 2006. Predecessor financial statements do not give effect to the acquisition.

As described in Note 2, the consolidated financial statements, the Company has restated its 2008 financial statements to correct an error.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

February 25, 2009, except for Note 2 which is as of July 15, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

(formerly Raytheon Aircraft Acquisition Company, LLC)

We have audited the accompanying Consolidated Statements of Operations, Consolidated Statements of Invested Equity and Consolidated Statements of Cash Flows for the period January 1, 2007 through March 25, 2007 of Raytheon Aircraft (the “Company”) and its subsidiaries. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the period January 1, 2007 through March 25, 2007 of Raytheon Aircraft and its subsidiaries in conformity with accounting principles generally accepted in the United States of America.

On March 26, 2007, Hawker Beechcraft, Inc. acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC and substantially all of the assets of Raytheon Aircraft Services Limited. The financial statements included in this report represent the historical Consolidated Statements of Operations, Consolidated Statements of Equity and Comprehensive Income and Consolidated Statements of Cash Flows for the period January 1, 2007 through March 25, 2007 and do not give effect to the acquisition.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

December 14, 2007, except as it relates to the condensed consolidating financial information discussed in Note 23, as to which the date is February 19, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Raytheon Company:

In our opinion, the accompanying Consolidated Statement of Operations, Consolidated Statement of Invested Equity and Consolidated Statement of Cash Flows present fairly, in all material respects, the results of operations and cash flows of Raytheon Aircraft and its subsidiaries (“RA”) for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Raytheon Company’s and RA’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 to the consolidated financial statements, certain costs and expenses presented in the consolidated financial statements represent allocation of interest expense and management’s estimates of the costs of services provided to RA by Raytheon Company. As a result, the consolidated financial statements presented may not be indicative of the financial position or the results of operations that would have been achieved had RA operated as a non-affiliated entity.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

February 28, 2007, except as it relates to the condensed consolidating financial information discussed in Note 23, as to which the date is November 30, 2007

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Financial Position

(In millions)

	December 31, 2008 As Restated	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$377.6	$569.5
Accounts and notes receivable, net	103.0	80.3
Unbilled revenue	35.9	24.1
Inventories, net	1,782.3	1,289.3
Current deferred income tax asset	—	47.9
Prepaid expenses and other current assets	32.5	60.5

Total current assets	2,331.3	2,071.6

Property, plant and equipment, net	641.8	655.7
Goodwill	599.6	716.0
Intangible assets, net	1,049.5	1,118.2
Non-current deferred income tax asset	—	—
Other assets, net	65.4	113.7

Total assets	$4,687.6	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$126.6	$69.6
Advance payments and billings in excess of costs incurred	507.4	541.2
Accounts payable	404.3	323.6
Accrued salaries and wages	56.6	60.5
Current deferred income tax liability	19.4	—
Accrued interest payable	25.9	25.4
Other accrued expenses	276.8	168.7

Total current liabilities	1,417.0	1,189.0

Long-term debt	2,364.2	2,377.3
Accrued retiree benefits and other long-term liabilities	450.9	103.0
Non-current deferred income tax liability	24.4	1.5

Total liabilities	4,256.5	3,670.8

Paid-in capital	996.8	989.2
Accumulated other comprehensive income (loss)	(409.3)	14.4
Retained earnings (deficit)	(156.4)	0.8

Total equity	431.1	1,004.4

Total liabilities and equity	$4,687.6	$4,675.2

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Operations

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales:
Aircraft and parts	$3,319.3	$2,616.7	$603.9	$2,704.5
Services	227.2	176.7	46.4	272.3
Sales to related parties	—	—	20.5	118.6

Total sales	3,546.5	2,793.4	670.8	3,095.4

Cost of sales:
Aircraft and parts	2,824.9	2,214.4	494.7	2,211.5
Services	192.0	155.2	43.4	249.3
Sales to related parties	—	—	20.5	124.3

Cost of sales	3,016.9	2,369.6	558.6	2,585.1

Gross profit	529.6	423.8	112.2	510.3

Selling, general and administrative expenses	279.1	205.4	59.5	211.0
Research and development expenses	110.2	70.1	21.3	83.2

Operating income	140.3	148.3	31.4	216.1

Intercompany interest expense, net	—	—	15.8	91.6
Interest expense	205.9	158.6	—	1.1
Interest income	(8.5)	(6.3)	(0.9)	(15.7)
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense, net	195.0	153.3	14.8	75.5

Income (loss) before taxes	(54.7)	(5.0)	16.6	140.6
				—
Provision for (benefit from) income taxes	102.5	(5.8)	6.4	50.5

Net income (loss)	$(157.2)	$0.8	$10.2	$90.1

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Equity and Comprehensive Income

(In millions)

For the Period January 1, 2006 - March 25, 2007 (Predecessor)

	Raytheon’s Net Investment	Accumulated Other Comprehensive (Loss)	Total Invested Equity	Total Comprehensive Income
Balance at January 1, 2006	$1,558.4	$(128.2)	$1,430.2
Net transfers from Raytheon	(323.8)		(323.8)
Stock-based compensation	5.3		5.3
Net income	90.1		90.1	$90.1
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment		65.0	65.0	65.0
Unrealized gain on cash flow hedges		23.5	23.5	23.5
Foreign currency translation adjustments		0.9	0.9	0.9
Unrealized loss on investments		(1.2)	(1.2)	(1.2)
Adjustment to initially apply SFAS No. 158		(45.9)	(45.9)	0

Total comprehensive income				$178.3

Balance at December 31, 2006	1,330.0	(85.9)	1,244.1

Net transfers from Raytheon	117.4		117.4
Stock-based compensation	1.2		1.2
Net income	10.2		10.2	$10.2
Other comprehensive income (loss), net of tax:
Amortization of pension and other benefits		5.5	5.5	5.5
Unrealized loss on cash flow hedges		(1.1)	(1.1)	(1.1)
Foreign currency translation adjustments		(1.7)	(1.7)	(1.7)
Unrealized loss on investments		(0.3)	(0.3)	(0.3)

Total comprehensive income				$12.6

Balance at March 25, 2007	$1,458.8	$(83.5)	$1,375.3

For the Period March 26, 2007 - December 31, 2008 (Successor)

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss) As Restated	Total Equity As Restated	Total Comprehensive Income (Loss) As Restated
Balance at March 26, 2007
Net contribution from Hawker Beechcraft, Inc.	$976.7	$—	$—	$976.7	$—
Stock-based compensation	12.5			12.5
Net income		0.8		0.8	0.8
Other comprehensive income (loss), net of tax:
Net gain on pension and other benefits			27.0	27.0	27.0
Unrealized loss on cash flow hedges			(12.3)	(12.3)	(12.3)
Foreign currency translation adjustments			(0.3)	(0.3)	(0.3)

Total comprehensive income					$15.2

Balance at December 31, 2007	$989.2	$0.8	$14.4	$1,004.4
Stock-based compensation	7.6			7.6
Net loss		(157.2)		(157.2)	$(157.2)
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits			(276.1)	(276.1)	(276.1)
Prior service cost			(28.4)	(28.4)	(28.4)
Unrealized loss on cash flow hedges			(114.2)	(114.2)	(114.2)
Foreign currency translation adjustments			(5.0)	(5.0)	(5.0)

Total comprehensive loss					$(580.9)

Balance at December 31, 2008	$996.8	$(156.4)	$(409.3)	$431.1

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Cash Flow

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Cash flows from operating activities:
Net income (loss)	$(157.2)	$0.8	$10.2	$90.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	85.6	60.5	18.7	75.3
Amortization of intangible assets	73.3	54.7	3.2	12.8
Amortization of debt issuance costs	9.6	7.2	—	—
Amortization of deferred compensation	4.0	6.6	—	—
Stock-based compensation	7.6	12.5	1.2	5.3
Current and deferred income taxes	101.1	(6.0)	(10.3)	8.5
Loss (gain) on sale of property, plant and equipment	0.9	—	—	(0.3)

Changes in assets and liabilities:
Accounts receivable, net	(23.1)	10.1	8.6	38.1
Unbilled revenue, advanced payments and billings in excess of costs incurred	(45.6)	205.4	(81.0)	100.2
Inventories, net	(280.0)	131.4	(87.9)	(150.2)
Prepaid expenses and other current assets	7.5	(7.6)	33.2	(10.0)
Accounts payable	80.7	(25.1)	(6.7)	86.4
Accrued salaries and wages	(3.9)	26.2	0.3	(9.4)
Other accrued expenses	113.9	31.3	(15.9)	(27.7)
Pension and other changes, net	(36.2)	31.9	3.5	(16.7)
Income taxes paid	(7.6)	(1.1)	—	—
Sale of financing receivables	—	—	—	102.2
Origination of financing receivables	—	—	(20.6)	(210.5)
Collection of financing receivables not sold	0.4	40.4	36.2	275.6

Net cash provided by (used in) operating activities	(69.0)	579.2	(107.3)	369.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	(70.2)	(61.3)	(26.2)	(46.1)
Additions to computer software	(4.7)	(5.1)	(1.1)	(1.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—
Proceeds from sale of property, plant and equipment	1.4	0.1		0.8
Proceeds from sale of product line	—	2.5
Acquisition of business, net of cash acquired	—	(3,216.5)	—	—

Net cash provided by (used in) investing activities	50.1	(3,280.3)	(27.3)	(47.0)

Cash flows from financing activities:
Payment of notes payable	(157.3)	(24.4)	—	—
Payment of term loan	(13.0)	(9.7)	—	—
Equity contributions	—	976.7	—	—
Issuance of long-term debt	—	2,400.0	—	—
Debt issuance costs	—	(72.0)	—	—
Net transfers from Raytheon	—	—	117.4	(323.8)

Net cash provided by (used in) financing activities	(170.3)	3,270.6	117.4	(323.8)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	1.3
Net increase (decrease) in cash and cash equivalents	(191.9)	569.5	(17.2)	0.2
Cash and cash equivalents at beginning of period	569.5	—	25.9	25.7

Cash and cash equivalents at end of period	$377.6	$569.5	$8.7	$25.9

Supplemental Disclosures:

Cash paid for interest	$189.1	$128.4	$—	$—
Cash paid for income taxes	7.6	1.1	—	—
Net non-cash transfers to (from) property, plant and equipment	14.5	(29.8)	—	—
Inventories acquired through issuance of notes	214.3	81.1	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

1.	Background and Basis of Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The transaction was completed March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft.

The terms “we,” “our,” “us” or the “Company” refer to HBAC for Successor periods and RA for Predecessor periods.

Successor

The accompanying consolidated financial statements for the Successor periods (as of and for the year ended December 31, 2008 and as of and for the nine months ended December 31, 2007) consist of the accounts of HBAC and its subsidiaries subsequent to the Acquisition. The consolidated financial statements of the Successor reflect the Acquisition under the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”).

Predecessor

The accompanying consolidated financial statements for the Predecessor periods (as of and for the three months ended March 25, 2007 and as of and for the year ended December 31, 2006) consist of the accounts of RA prior to the Acquisition and include allocations of certain Raytheon corporate expenses, including legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other Raytheon corporate and infrastructure costs. The expense and cost allocations were determined on bases that were considered reasonable by RA management in order to reflect the utilization of services provided or the benefit received by RA during the periods presented. The consolidated financial statements included herein do not necessarily reflect the results of operations, financial position, changes in owner’s net investment and cash flows of HBAC in the future or what RA’s financial condition or results of operations would have been had it operated as a separate, stand-alone entity during the periods presented.

2.	Restatement

We identified a non-cash error in our accounting for income tax expense and deferred income taxes resulting from the tax impact of intangible assets, which are being amortized as an expense for tax purposes over 15 years but are not amortized for financial reporting purposes. We appropriately record deferred income tax expense and a deferred tax liability related to the amortization of the intangible for tax purposes. However, in preparing our financial statements for the year ended December 31, 2008, we did not appropriately exclude the deferred tax liability related to intangibles amortization in determining the appropriate amount of valuation allowance required to reduce the net deferred tax assets, as we considered the reversal of these deferred tax liabilities as a source of income to support the realization of a portion of our deferred tax assets. Since the reversal of these liabilities will not occur until some indefinite future period, we should not have considered them as a source of income. As a result, we did not record the appropriate valuation allowance and related deferred income tax expense, which resulted in a $22.1 million understatement of deferred income tax expense and net loss for the year ended December 31, 2008. We also determined that deferred tax assets of $134.8 and deferred tax liabilities of $156.5 were misclassified in our December 31, 2008 Statement of Financial Position as included in our 2008 Annual Report on Form 10-K. This misclassification did not impact either the Statements of Operations or Cash Flows for any period presented.

In addition to the error described above, the restated consolidated financial statements for fiscal 2008 include adjustments to correct previously identified errors related to the disposition of a standard cost variance of $3.5 million and the accounting for a credit adjustment for a derivative contract of $1.3 million, which were previously determined not to be material to our consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The effects of these corrections to the consolidated balance sheet as of December 31, 2008, and the consolidated statements of operations and cash flows for the year ended December 31, 2008 are summarized as follows (in millions):

	Consolidated Balance Sheet At December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Current deferred income tax asset	$43.2	$(43.2)	(1)	$—
Non-current deferred income tax asset	$91.6	$(91.6)	(1)	$—
Total Assets	$4,822.4	$(134.8)		$4,687.6
Current deferred income tax liability	$72.4	$(53.0)	(1)	$19.4
Other accrued expenses	$280.3	$(3.5)	(3)	$276.8
Non-current deferred income tax liability	$84.1	$(59.7)	(1)	$24.4
Total Liabilities	$4,372.7	$(116.2)		$4,256.5
Accumulated other comprehensive income (loss)	$(408.0)	$(1.3)	(2)	$(409.3)
Total Equity	$449.7	$(18.6)		$431.1
Liabilities & Equity	$4,822.4	$(134.8)		$4,687.6

	Consolidated Statement of Operations Year Ended December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Total sales	$3,546.5	$—		$3,546.5
Cost of sales	$3,021.7	$(4.8)	(2)(3)	$3,016.9
Gross profit	$524.8	$4.8		$529.6
Loss before taxes	$(59.5)	$4.8		$(54.7)
Provision for income taxes	$80.4	$22.1	(1)	$102.5
Net loss	$(139.9)	$(17.3)		$(157.2)

	Consolidated Statement of Cash Flows Year Ended December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Net loss	$(139.9)	$(17.3)		$(157.2)
Current and deferred income taxes	$79.0	$22.1		$101.1
Change in other accrued expenses	$117.4	$(3.5)		$113.9
Change in pension and other changes, net	$(34.9)	$(1.3)		$(36.2)
Net cash provided by (used in) operating activities	$(69.0)	$—		$(69.0)

(1)	Adjustments to correct the income tax accounting error and misclassification explained above.

(2)	Adjustment to appropriately record the amounts related to non-performance risk, related to our derivative instruments, between other comprehensive income and the statement of operations.

(3)	Adjustment to correct the timing of a standard cost variance disposition to be consistent with the underlying cost of sales transaction.

The footnotes contained elsewhere herein have been restated as necessary for the matters discussed in this note.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

3.	Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements for the Successor include the accounts of HBAC and its wholly-owned and majority-owned subsidiaries. The Predecessor information is for RA, which represents substantially all of the operations acquired by HBI. All material intercompany transactions have been eliminated. Reclassifications regarding the presentation of certain derivative asset and liability balances have been made to prior year amounts to conform to the current year presentation. We do not believe these reclassifications are material. In the fourth quarter of 2008, we modified our practice for allocating overhead to cost of sales for “services” to include intercompany transactions. The change does not impact total cost of sales. Adjustments have been made to conform cost of sales for “services” and “aircraft and parts” for prior periods to the current presentation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for certain contracts, including estimates of the extent of progress towards completion, contract revenue and contract completion costs, as well as warranty cost, contingencies and customer and vendor claims. Actual results could differ from those estimates.

Revenue Recognition. Revenue for aircraft sales is recognized in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). For the majority of our aircraft sales, SOP 81-1 is applied using the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

To a lesser extent, SOP 81-1 is applied using the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Lot Accounting. RA used lot accounting for new commercial aircraft introductions. Lot accounting involves selecting a lot size at the time a new aircraft begins to be delivered and measuring an average margin over the entire lot for each aircraft sold. The costs attributed to aircraft delivered were based on the estimated average margin of all aircraft in the lot and were determined under the learning curve concept, which anticipates a predictable decrease in unit costs from cost reduction initiatives and as tasks and production techniques become more efficient through repetition. HBAC does not use lot accounting for any of its aircraft programs.

Advertising Expenses. Advertising costs are expensed as incurred.

Research and Development. The Company performs research and development activities related to the development of new products and the improvement of existing products. Expenditures for research and development projects sponsored by the Company are expensed as incurred. Reimbursement of research and development costs under cost-sharing arrangements with vendors is recorded as a reduction to expense in accordance with SFAS No. 68, Research and Development Arrangements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Abstract No. 00-10, Accounting for Shipping and Handling Fees and Costs.

Income Taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

HBAC is included in the U.S. consolidated federal income tax return of HBI. Under the terms of an informal tax sharing agreement between HBAC and HBI, the amount of the cumulative tax liability of each member shall not exceed the total tax liability as computed on a separate return basis.

RA was included in Raytheon’s consolidated U.S. federal and state tax returns. The provision for income taxes was determined on a separate return basis in accordance with SFAS 109. Under this method, RA was assumed to file a separate return from Raytheon reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes. Under the tax sharing agreement with Raytheon, RA did not reimburse Raytheon for its share of the consolidated tax liabilities.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. HBAC adopted the provisions of FIN 48 as of March 26, 2007. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. See Note 15 for additional information about income taxes and their impact on the consolidated financial statements.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less. We aggregate our cash balances by bank and reclassify any book overdrafts to accounts payable.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience, the age of outstanding receivables and collateral, to the extent applicable. The allowance for doubtful accounts was $3.9 million and $5.5 million at December 31, 2008 and 2007, respectively.

Unbilled Revenue. Unbilled revenue is stated at cost plus estimated margin, but not in excess of realizable value.

Inventories. Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. Inventoried costs include direct engineering, production labor and material as well as applicable overhead. HBAC records pre-owned aircraft acquired in connection with the sale of new aircraft at the lower of the trade-in value or estimated net realizable value. Inventories obtained in the Acquisition were reflected at fair value in the opening balance sheet of HBAC.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Aircraft tooling is accounted for as a group. When assets, other than aircraft tooling, are retired or otherwise disposed of, the recorded costs of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. When aircraft tooling assets are retired or replaced in the ordinary course of business, the recorded cost is charged to accumulated depreciation, regardless of the age of the asset, and no gain or loss is recognized.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Provisions for depreciation are computed using accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows:

Estimated Useful Life
Buildings	10 - 45 years
Aircraft and autos	4 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Tooling	12 years
Machinery and equipment	5 - 10 years

Aircraft tooling is depreciated using a composite depreciation rate with an estimated useful life of 12 years that reflects the blended estimates of the lives of major tooling asset components. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement. Property, plant and equipment were reflected at fair value in the opening balance sheet of HBAC. Depreciation of acquired property, plant and equipment obtained in the Acquisition is based on the evaluated remaining life of the assets at the date of the Acquisition.

Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful life. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The valuation methodology and underlying financial information that is used to estimate the fair value of our reporting units requires significant judgments to be made by management. These judgments include, but are not limited to, the long-term projections of future financial performance and the selection of appropriate discount rates used to present value future cash flows. Discount rates are determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure.

Our five-year strategic operating plan serves as the basis for these valuations and represents our best estimate of future business conditions in our industry as well as our ability to compete. The estimates of future cash flows involve considerable management judgment and are based upon assumptions concerning expected future operating performance and economic conditions, including revenue growth rates, current and forecasted market conditions, profit margin assumptions and anticipated cost reductions. In performance of our annual impairment test during the fourth quarter of 2008, we updated our forecasts to reflect, among other things, the global economic downturn, delays in development programs and the impacts of the recent IAM strike. Based on this evaluation, we have concluded that goodwill is not impaired as of December 31, 2008. However, further changes in our forecasts may cause book values of certain operations to exceed their fair values, which may result in goodwill impairment charges in future periods. A 10% decrease in the estimated fair value of any of our operations would have had no impact on the carrying value of goodwill as of December 31, 2008.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of impairment. We have concluded that these intangibles are not impaired as of December 31, 2008. A 10% decrease in the discounted cash flows would have had no impact on the carrying value of these intangibles as of December 31, 2008.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), management determines whether long-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use long-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for long-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

Debt Issuance Costs. Debt issuance costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of debt issuance costs is classified as interest expense.

Notes Payable and Current Portion of Long-Term Debt. Notes payable and current portion of long-term debt consist of the balances due on promissory notes related to a third party financing arrangement and the portion of long-term debt due within twelve months of the balance sheet date.

Advance Payments and Billings in Excess of Costs Incurred. Advance payments and billings in excess of costs incurred represents cash collected from customers in advance of revenue recognition and consists of deposits on commercial aircraft contracts, advances and performance-based payments from government or special mission customers in excess of recorded cost and recognized margin.

Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and notes payable approximates fair value due to the short maturities of these instruments. Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). See Note 12 for information about the fair value of our financial instruments.

Derivative Instruments. We use derivative instruments in the form of foreign currency forward contracts (“foreign currency contracts”) and interest rate swap agreements to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates. Foreign currency contracts are used to hedge forecasted vendor payments in foreign currency, and interest rate swaps are used to hedge forecasted interest payments and the risk associated with changing interest rates of our variable rate debt. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

We account for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133). When allowed under SFAS 133, we designate our derivative instruments as cash flow hedges. At inception, we document the hedging relationship, as well as our risk-management objective and strategy for undertaking the hedging transaction. We assess, at hedge inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivative instruments are recognized on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of the change in fair value of the derivative instruments is recorded in other comprehensive income (loss), and any ineffective portion is recorded in earnings. At maturity, amounts in accumulated other comprehensive income are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Occasionally, we may hold foreign currency forward contracts for economic purposes that are not designated for hedge accounting treatment. For these derivative instruments, changes in fair value are recorded in earnings immediately. For all derivative instruments, the gain or loss recorded in earnings is included in cost of sales for foreign currency contracts and interest expense for interest rate swaps. The cash flows related to all derivative instruments are reported as operating activities in the statement of cash flows. For more information about our derivative instruments and hedging activities, see Note 13.

Stock-Based Compensation. Employee stock-based compensation, which is described more fully in Note 17, is accounted for in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). Our primary types of stock-based compensation include employee stock options and restricted stock. Fair value is determined at the date of grant and is recorded as compensation expense over the requisite service period.

Pension and Other Postretirement Benefits. We maintain various defined benefit pension and postretirement plans for our employees. These plans include significant pension and postretirement benefit obligations, which are calculated based on actuarial valuations. Key assumptions used in determining these obligations and related expenses include expected long-term rates of return on plan assets, discount rates and healthcare projection costs. We evaluate and update these assumptions annually. We also make assumptions regarding employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increases.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Pension and postretirement benefits are accounted for in accordance with SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”). We recognize the overfunded or underfunded status of our defined benefit pension and postretirement benefits plans on the statement of financial position with a corresponding adjustment to accumulated other comprehensive income (loss). Actuarial gains and losses that are not immediately recognized as net periodic benefit cost are recognized as a component of other comprehensive income (loss) and amortized into net periodic benefit cost in future periods. For more information about our pension and other postretirement benefits, see Note 16.

Foreign Currency Translation. The functional currency of certain foreign subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income.

4.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. As discussed in Note 12, we adopted SFAS 157 for financial assets and financial liabilities on January 1, 2008, and the adoption did not have a material impact on our financial position or results of operations. Relative to SFAS 157, the FASB issued FASB Staff Positions (“FSP”) No. 157-1 and No. 157-2 in February 2008. FSP No. 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We are currently evaluating the potential impact that the application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities will have on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). SFAS 159 requires business entities to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. We adopted SFAS 159 on January 1, 2008 and did not elect the fair value option for eligible items that existed at the date of adoption.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes a framework for principles and requirements for how an acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We will apply SFAS 141(R) prospectively for business combinations occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We are evaluating the impact the adoption of SFAS 160 will have on our financial position, results of operations and cash flows.

In December 2007, the Emerging Issues Task Force (“EITF”) concluded on Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company’s financial statement pursuant to the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. EITF 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, amount, and income statement classification of collaboration transactions between the parties. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We are evaluating the impact the adoption of EITF 07-1 will have on our financial position, results of operations and cash flows.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110 (“SAB 110”). SAB 110 allows companies which do not have historically sufficient experience to continue using the “simplified” method, initially allowed under SAB No. 107, for estimating the expected term of “plain vanilla” stock options granted after December 31, 2007. HBAC uses the “simplified” method to estimate the expected term for stock option grants as it does not have enough historical experience to provide a more refined estimate. The effect of adopting SAB 110 on our financial position, results of operations and cash flows was not material.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes. This accounting standard is effective for financial statements issued for fiscal years and interim periods beginning on or after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not impact our financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This accounting standard is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect the adoption of SFAS 162 will have a material impact on our financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP No. 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets. This FSP requires enhanced disclosures about plan assets of a defined benefit pension or other postretirement plan including information on investment policies and strategies, major categories of plan assets and fair value measurements. The disclosures required by this FSP are effective for financial statements issued for fiscal years ending after December 15, 2009 with early adoption permitted. We will include the enhanced disclosures required under this FSP beginning in our financial statements for the year ending December 31, 2009. The adoption of FSP No. 132(R)-1 will have no impact on our financial position, results of operations or cash flows.

Other new pronouncements issued but not effective until after December 31, 2008 are not expected to have a material effect on our financial position, results of operations or cash flows.

5.	Sale of Fuel and Line Operations

During the year ended December 31, 2008, we sold our wholly-owned fuel and line operations to BBA Aviation plc for gross cash proceeds of $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. We retained our factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico were not affected. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008. Sales for the fuel and line operations were $56.5 million for the nine months ended December 31, 2007. We recorded an immaterial loss on the sale of the fuel and line operations. The fuel and line operations did not qualify as a discontinued operation as defined in SFAS 144.

6.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	December 31, 2008			December 31, 2007
(In millions)	Gross Amount	Tax Benefit (Provision)	Net	Gross Amount	Tax Benefit (Provision)	Net
Net gain (loss) on pension and other benefits	$(233.1)	$(16.0)	$(249.1)	$44.7	$(17.7)	$27.0
Prior service cost	(26.6)	(1.8)	(28.4)	—	—	—
Unrealized loss on cash flow hedges	(133.5)	7.0	(126.5)	(20.3)	8.0	(12.3)
Foreign currency translation	(6.5)	1.2	(5.3)	(0.3)	—	(0.3)

Total	$(399.7)	$(9.6)	$(409.3)	$24.1	$(9.7)	$14.4

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

In the fourth quarter of 2008, the Company recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $296.9 million, of which $156.5 million related to deferred tax assets established through accumulated other comprehensive loss. In accordance with SFAS 109, the 2008 consolidated statement of operations included the effect of establishing a valuation allowance for the net deferred tax assets at the beginning of the year. That amount included a benefit of $9.7 million for the net deferred tax liabilities established through accumulated other comprehensive income as of December 31, 2007. The $166.2 million valuation allowance on the deferred tax assets attributable to our current year unrealized losses was recorded as an increase to accumulated other comprehensive loss in the consolidated statement of financial position.

7.	Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage ranging from one to five years on all products, excluding the Hawker 4000, and up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Activity related to commercial aircraft and part warranty provisions was as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$60.8	$48.1	$57.5	$49.5
Accrual for aircraft and part deliveries	31.3	29.6	8.1	34.6
Reversals related to prior period deliveries	(7.2)	(0.9)	(9.7)	(5.0)
Warranty services provided	(17.6)	(16.0)	(4.2)	(21.6)

Ending balance	$67.3	$60.8	$51.7	$57.5

Warranty provisions related to aircraft deliveries on contracts accounted for under SOP 81-1 using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts. The change from the Predecessor ending balance as of March 25, 2007 to the Successor beginning balance relates to adjustments resulting from the application of purchase accounting.

8.	Inventories, net

Inventories, net consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Finished goods	$254.3	$180.0
Work in process	1,038.0	805.5
Materials and purchased parts	490.0	303.8

Inventories, net	$1,782.3	$1,289.3

For the year ended December 31, 2008, net transfers of $0.1 million were made to property, plant and equipment from finished goods inventory. For the year ended December 31, 2007, net transfers of $29.8 million were made to finished goods inventory from property, plant and equipment. The transfers are non-cash transactions and have been excluded from changes in inventories in the statement of cash flows.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

9.	Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Land	$29.5	$29.1
Buildings and leasehold improvements	149.8	144.0
Aircraft and autos	59.0	52.6
Furniture, fixtures and office equipment	4.7	3.9
Tooling	389.3	363.2
Machinery and equipment	101.7	91.8
Construction in process	44.9	26.9

	$778.9	$711.5
Less accumulated depreciation	137.1	55.8

Property, plant and equipment, net	$641.8	$655.7

Depreciation expense was $85.6 million for the year ended December 31, 2008, $60.5 million for the nine months ended December 31, 2007, $18.7 million for the three months ended March 25, 2007 and $75.3 million for the year ended December 31, 2006.

10.	Goodwill and Other Intangible Assets, net

Changes in the carrying amount of goodwill by reportable segment were as follows:

(In millions)	Business and General Aviation	Trainer Aircraft	Customer Support	Total
Beginning balance at March 26, 2007	$355.5	$222.0	$140.6	$718.1
Sale of product line	(2.1)	—	—	(2.1)

Balance at December 31, 2007	$353.4	$222.0	$140.6	$716.0
Purchase price allocation adjustments	(13.3)	—	4.2	(9.1)
Sale of fuel and line operations	—	—	(107.3)	(107.3)

Balance at December 31, 2008	$340.1	$222.0	$37.5	$599.6

During the year ended December 31, 2008, the Company finalized the purchase price allocation of the Acquisition, which resulted in a net decrease in goodwill of $9.1 million. The decrease resulted from a $9.6 million adjustment to deferred tax assets in the Business and General Aviation segment coupled with purchase price adjustments of $0.5 million in the Customer Support segment. The deferred tax adjustment is due to the differing book and tax treatment of certain transaction costs related to the Acquisition that were identified during preparation of the Company’s initial U.S. federal tax return, which was filed in September 2008. The final purchase price allocation also resulted in a shift of $3.7 million of goodwill from the Business and General Aviation segment to the Customer Support segment. As discussed in Note 5, the Company completed the sale of its fuel and line operations facilities during the year ended December 31, 2008.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Intangible assets, net consisted of the following:

	December 31, 2008			December 31, 2007
(In millions)	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technological knowledge	$380.0	$(45.7)	$334.3	$380.0	$(19.6)	$360.4
Customer relationships	228.0	(25.2)	202.8	228.0	(10.8)	217.2
Computer software	40.5	(12.5)	28.0	35.9	(5.2)	30.7
Order backlog	62.0	(43.5)	18.5	62.0	(18.6)	43.4
Trademarks / trade names - definite lives	6.0	(1.1)	4.9	6.0	(0.5)	5.5
Intangible assets not subject to amortization:
Trademarks / trade names - indefinite lives	461.0	—	461.0	461.0	—	461.0

Intangible assets, net	$1,177.5	$(128.0)	$1,049.5	$1,172.9	$(54.7)	$1,118.2

Amortization expense was $73.3 million for the year ended December 31, 2008, $54.7 million for the nine months ended December 31, 2007, $3.2 million for the three months ended March 25, 2007 and $12.8 million for the year ended December 31, 2006. Amortization expense is expected to approximate $64.2 million, $49.6 million, $43.9 million, $42.8 million and $42.2 million for the years ending 2009 through 2013, respectively.

11.	Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Short-term debt:
Notes payable	$113.6	$56.6
Current portion of long-term debt	13.0	13.0

Total short-term debt	$126.6	$69.6

Long-term debt:
Senior secured term loan due 2014	$1,277.2	$1,290.3
Senior fixed rate notes due 2015	400.0	400.0
Senior PIK-election notes due 2015	400.0	400.0
Senior subordinated notes due 2017	300.0	300.0

	2,377.2	2,390.3
Less current portion	13.0	13.0

Total long-term debt	$2,364.2	$2,377.3

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by a lender upon the Company’s receipt of goods, and the Company generally pays the lender within 155 days under terms of the underlying short-term promissory notes, with interest determined at the five-month London Interbank Offered Rate (“LIBOR”) plus 1.85%. The weighted-average interest rate for the notes payable outstanding at December 31, 2008 and 2007, was 3.62% and 6.83%, respectively. The Company treats the issuance of these notes payable as a non-cash financing transaction and issued $214.3 million and $81.1 million of notes during the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively.

In March 2007, in connection with the Acquisition, we executed a $1,810.0 million credit agreement that included a $1,300.0 million secured term loan, a $400.0 million secured revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million. At December 31, 2008, we had issued letters of credit totaling $52.1 million under the synthetic facility. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash, if we meet certain conditions set forth in the amendment, including a $400.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from Hawker Beechcraft, Inc., our parent

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

company. Under the terms of the amendment, any such prepayments will reduce the amount of the secured term loan outstanding and payable on the final maturity date. Additionally, we agreed to pay to each lender that consented to the adoption of the amendment prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the credit agreement as of the effective date of the amendment. The secured term loan requires quarterly principal payments of 0.25% of the original outstanding principal through December 2013 with the remaining outstanding balance to be paid in full in March 2014. The revolving credit facility was undrawn at December 31, 2008. Borrowings under the secured term loan bear interest at LIBOR plus 2.00%. The weighted average interest rate for the secured term loan at December 31, 2008 and 2007, was 2.79% and 6.83%, respectively. We entered into an interest rate swap agreement to hedge a portion of our exposure to changes in interest rates on the secured term loan. For more information about the interest rate swap, see Note 13.

Also in March 2007, in connection with the Acquisition, HBAC issued $1,100.0 million of notes, including $400.0 million of senior fixed rate notes due April 2015, $400.0 million of senior PIK-election notes due April 2015 and $300.0 million of senior subordinated notes due April 2017. In February 2008, HBAC exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act of 1933 or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee HBAC’s obligations under the senior secured credit facilities. Interest on the notes is paid semi-annually on April 1 and October 1. The interest rate for the senior fixed rate notes and senior subordinated notes is 8.50% and 9.75%, respectively, and is payable in cash. HBAC may elect to pay interest on the senior PIK-election notes, at its option: entirely in cash, entirely by increasing the principal amount of the senior PIK-election notes (“PIK interest”), or 50% cash interest and 50% PIK interest. Cash interest will accrue at a rate of 8.875% per annum and PIK interest will accrue at a rate of 9.625% per annum. HBAC elects the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. Thus far, all interest on the senior PIK-election notes has been paid in cash.

Our financing arrangements contain a number of customary covenants and restrictions, including a requirement to maintain a specified quarterly consolidated secured debt ratio, and we were in compliance with these covenants as of December 31, 2008.

The minimum principal repayment requirements on long-term debt are as follows:

(In millions)
2009	$13.0
2010	13.0
2011	13.0
2012	13.0
2013	13.0
Thereafter	2,312.2

Total	$2,377.2

12.	Fair Value

Effective January 1, 2008, HBAC adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities affected by the one year delay identified in FSP 157-2. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements; it only applies to accounting pronouncements that already require or permit fair value measures.

To implement SFAS 157, HBAC performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Based on this assessment, the adoption of SFAS 157 did not have a material effect on HBAC’s net asset value. However, adoption of SFAS 157 does require HBAC to provide additional disclosures about the inputs used to develop the fair value measurements and the effect of certain measurements on changes in net assets for the reportable periods as contained in HBAC’s periodic filings.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis at December 31, 2008:

	Fair Value Measurements Using:
(In millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets
Cash equivalents	$342.6	$—	$—	$342.6
Foreign currency forward contracts	—	0.7	—	0.7

Total assets	$342.6	$0.7	$—	$343.3

Liabilities
Foreign currency forward contracts	$—	$129.1	$—	$129.1
Interest rate swap	—	26.3	—	26.3

Total liabilities	$—	$155.4	$—	$155.4

At December 31, 2008, the foreign currency forward contracts and the interest rate swap were recorded at fair value in our statement of financial position as follows:

(In millions)	Foreign Currency Forward Contracts	Interest Rate Swap
Prepaid expenses and other current assets	$0.7	$—
Other accrued expenses-current	(89.9)	—
other long-term liabilities	(39.2)	(26.3)

Net derivative liability	$(128.4)	$(26.3)

Derivative financial instruments are valued using an income valuation approach. The fair value of the foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of the interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. The fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from a third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,277.2	$625.9	$1,290.3	$1,212.8
Senior fixed rate notes	400.0	167.0	400.0	398.5
Senior PIK-election notes	400.0	135.0	400.0	394.5
Senior subordinated notes	300.0	77.3	300.0	297.4

	$2,377.2	$1,005.2	$2,390.3	$2,303.2

As of December 31, 2008, HBAC had not made any fair value elections as permitted under SFAS 159.

13.	Derivatives and Hedging Activities

We use derivative instruments in the form of foreign currency contracts and interest rate swap contracts to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when practical, we designate these instruments as cash flow hedges. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

We use foreign currency contracts to hedge a portion of our forecasted inventory purchases in U.K. pound sterling. Notional amounts outstanding at December 31, 2008 and 2007 based on contract rates were $599.1 million and $453.5 million, respectively. The maturity dates of the foreign currency contracts outstanding at December 31, 2008 extend through January 2011. For the year ended December 31, 2008, a net loss of $0.3 million was recognized in earnings due to hedge ineffectiveness, and a net loss of $0.6 million was recognized for foreign currency contracts not designated in a hedging relationship. For the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, the net gain or loss recognized in earnings due to ineffectiveness was immaterial, and the net gain or loss recognized in earnings for foreign currency contracts not designated in a hedging relationship was also immaterial. At December 31, 2008, approximately $83.9 million of net losses are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

In addition, as discussed in Note 19, we announced our intention to decrease aircraft production rates in anticipation of reduced demand for new aircraft due to the global economic crisis. As a result, we discontinued cash flow hedge accounting for foreign currency contracts where the forecasted transactions are no longer probable of occurring, which resulted in $17.1 million of unrealized losses on foreign currency contracts being reclassified from accumulated other comprehensive income to earnings for the year ended December 31, 2008.

Interest Rate Swap

We entered into an interest rate swap agreement in April 2007 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the swap amortizes as follows: $900.0 million for the period from April 9, 2007 through December 30, 2007; $765.0 million for the period from December 31, 2007 through December 30, 2008; $420.0 million for the period from December 31, 2008 through December 30, 2009; $335.0 million for the period from December 31, 2009 through December 30, 2010; and $150.0 million for the period from December 31, 2010 through December 30, 2011.

Our counterparty syndicated 40% of the swap by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. We de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship.

        For the year ended December 31, 2008, we reclassified a loss of $6.9 million from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the year ended December 31, 2008, the net gain recognized in earnings due to ineffectiveness for the new hedging relationship was $0.6 million. No ineffectiveness was recognized for the nine months ended December 31, 2007. At December 31, 2008, a loss of approximately $5.6 million is expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months related to the de-designation of the original hedging relationship.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

14.	Risks and Uncertainties

The highly competitive markets for our products and services are subject to certain business risks. These risks include delays in timely development and certification of new product offerings, the current state of the general aviation aircraft markets and government regulations affecting aircraft. The products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a recessionary economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. Sales to the U.S. Government and foreign governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. We are highly dependent on the availability of essential materials and purchased components, some of which are available only from a sole source or limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material and components that meet specifications, quality standards and delivery schedules.

We are also subject to market risks, including foreign exchange risk and interest rate risk, and use derivative instruments to manage our exposure to these risks, as described more fully in Note 13.

Furthermore, we are exposed to certain concentration risks, including reliance on the U.S. Government as a major customer. For the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, sales to the U.S. Government represented approximately 12%, 11%, 18% and 14%, respectively, of consolidated sales.

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. We believe our credit risk is minimal, as we primarily conduct business with large, well-established financial institutions and insurance companies. We do not anticipate nonperformance by any of our derivative counterparties. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in our $400.0 million revolving credit facility. Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under our revolving credit facility. As of December 31, 2008, there were no amounts outstanding under the revolving credit facility.

As of December 31, 2008, approximately 51% of our employees were represented by collective bargaining agreements, and approximately 3% of our employees were represented by agreements expiring in 2009. In early 2009, the Company announced workforce reductions affecting approximately 2,300 employees. See Note 23 for additional information.

15.	Income Taxes

HBAC is included in the consolidated U.S. federal tax return of HBI. RA’s operating results were included in Raytheon’s consolidated U.S. federal tax return. The provision for income taxes in these financial statements reflects income taxes as if the businesses were stand-alone entities and filed separate income tax returns, paying applicable tax based on their separate taxable income and associated tax attributes.

The components of income (loss) before income taxes were:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
U.S.	$(66.3)	$(9.6)	$18.5	$140.9
Non-U.S.	11.6	4.6	(1.9)	(0.3)

Total	$(54.7)	$(5.0)	$16.6	$140.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The provision for income taxes differs from the U.S. statutory rate due to the following:

	Successor		Predecessor
	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Extraterritorial income exclusion	—	—	—	(2.2)
Meals and entertainment	(1.0)	(6.3)	0.5	0.3
Domestic manufacturing deduction	—	7.0	—	0.1
Research and development credit	4.5	39.3	(4.0)	(0.4)
State taxes net of federal benefit	12.4	39.6	3.4	2.9
ESOP dividend deduction benefit	—	—	(1.4)	(0.7)
Non-deductible costs	(0.3)	(1.7)	1.2	0.5
Interest on FIN 48 reserves	—	—	3.0	0.2
Valuation allowance	(239.0)	—	—	—
Other, net	1.0	1.2	0.9	0.2

Effective tax rate	(187.4)%	114.1%	38.6%	35.9%

The provision for (benefit from) income taxes consisted of the following:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Current tax expense
U.S. federal	$(0.3)	$3.0	$0.6	$37.2
Non-U.S.	3.6	2.4	—	—
U.S. state	1.5	0.6	—	5.3

Total current	4.8	6.0	0.6	42.5

Deferred tax expense
U.S. federal	85.1	(7.1)	5.8	7.4
Non-U.S.	1.0	(1.0)	(0.6)	(0.1)
U.S. state	11.6	(3.7)	0.6	0.7

Total non-current	97.7	(11.8)	5.8	8.0

Total provision for (benefit from) income tax	$102.5	$(5.8)	$6.4	$50.5

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of HBAC’s net deferred tax assets and liabilities were as follows:

(In millions)	December 31, 2008 As Restated	December 31, 2007
Current deferred tax assets (liabilities)
Compensation accruals	$17.2	$15.7
Inventory and contracts in process	(3.7)	3.8
Accruals and reserves	47.4	31.4
Prepaid expenses	(2.9)	(3.0)
Credits and NOL’s	—	0.9
Valuation allowance	(77.3)	(0.9)
Other	(0.1)	—

Deferred income taxes - current	$(19.4)	$47.9

Non-current deferred tax assets (liabilities)
Compensation accruals	$6.0	$4.5
Depreciation and amortization	(59.0)	(20.1)
Accruals and reserves	22.4	(5.3)
Pension benefits	133.3	9.7
Forward contracts	58.4	7.5
Credits and NOL’s	31.9	6.5
Valuation allowance	(219.6)	(5.8)
Other	2.2	1.5

Deferred income taxes - non-current	$(24.4)	$(1.5)

HBAC has not provided for U.S. deferred income taxes or foreign withholding tax on undistributed earnings from our non-U.S. subsidiaries because such earnings are considered to be permanently reinvested. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled $4.6 million at December 31, 2008. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

Income taxes are accounted for in accordance with SFAS 109. Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

At December 31, 2007, HBAC recorded a valuation allowance in the amount of $6.7 million against its deferred tax assets relating to projected state net operating loss carryforwards generated in 2007 and expiring in 2012. During the fourth quarter of 2008, the deferred tax assets associated with these projected state net operating loss carryforwards were reduced, and related valuation allowance released, due to changes in estimated state apportionment factors in the jurisdictions where the net operating losses were generated. The reduction of the deferred tax asset and reversal of the valuation allowance had no impact on the consolidated statement of operations for the year ended December 31, 2008. Also during the fourth quarter, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $296.9 million. This decision was based on the SFAS 109 guidelines and the negative evidence of a three year historical cumulative loss, which was triggered in the fourth quarter. Of the $296.9 million valuation allowance, $166.2 million was recorded in other comprehensive income on the Consolidated Statement of Financial Position and $130.7 million was charged to income tax expense. The net change in the valuation allowance for the year ended December 31, 2008 was an increase of $290.2 million. HBAC intends to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HBAC had net operating losses and tax credit carryforwards (before valuation allowances) at December 31, 2008 as follows:

(In millions)
Federal net operating loss carryforwards expiring in 2028	$51.2
Federal credit carryforwards beginning to expire in 2017	5.7
State credit carryforwards (net of federal benefit) with no expiration	4.7
State credit carryforwards (net of federal benefit) beginning to expire in 2017	1.0
State net operating loss carryforwards (net of federal benefit) beginning to expire in 2012	6.9

The Company recorded a full valuation allowance against the above net operating losses and tax credit carryforwards.

In October 2008, the Emergency Economic Stabilization Act of 2008 was signed into law and included a retroactive two-year extension of the federal research and development tax credit from January 1, 2008 through December 31, 2009. The retroactive income tax benefit of $2.5 million was recorded as a deferred tax asset with a full valuation allowance in HBAC’s consolidated financial statements in the fourth quarter of 2008.

On March 26, 2007, HBAC adopted FIN 48, which clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007
Beginning balance	$14.0	$11.8
Increases - tax positions taken in prior periods	0.7	—
Decreases - tax positions taken in prior periods	(3.0)	—
Current tax period positions	1.7	2.4
Settlements	—	(0.2)
Lapse of statute of limitations	—	—

Ending balance	$13.4	$14.0

The total amount of gross unrecognized tax benefits was $13.4 million as of December 31, 2008. If the unrecognized tax benefit would be recognized while a full valuation allowance is still maintained only $0.5 million would affect the Company’s effective tax rate since the recognition of deferred tax assets carryforward would require additional valuation allowance. HBAC recognizes interest expense and penalties accrued on unrecognized tax benefits within income tax expense. As of December 31, 2008, HBAC has accrued $0.2 million of interest related to uncertain tax positions. HBAC is not currently under audit with the Internal Revenue Service or any state taxing authorities for the 2007 open tax year. We expect no material change related to our current tax positions in our recorded unrecognized tax benefit in the next 12 months.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

16.	Pension and Other Employee Benefits

Defined Benefit Plans

We have defined benefit pension and retirement plans covering the majority of our employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, we provide certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The table below outlines the components of net periodic benefit cost for the Pension Benefits plan:

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Service cost	$24.2	$18.9	$6.6	$25.9
Interest cost	53.0	37.1	13.8	52.4
Expected return on plan assets	(65.2)	(46.3)	(17.1)	(54.7)
Amortization of prior service cost	0.7	—	0.9	4.3
Amortization of net gain	(5.0)	—	—	—
Recognized net actuarial loss	—	—	4.2	24.6
Loss due to curtaiments/settlements	—	—	—	0.2

Net amount recognized	$7.7	$9.7	$8.4	$52.7

The net periodic benefit cost for RA includes expense from the United Kingdom Pension Benefits plans of $0.8 million for the three months ended March 25, 2007 and $2.8 million for the year ended December 31, 2006. As part of the Acquisition, Raytheon retained the United Kingdom Pension Benefits plans and their associated assets and liabilities.

The table below outlines the components of net periodic benefit cost for Other Benefits:

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Service cost	$0.6	$0.5	$0.2	$0.6
Interest cost	1.1	0.8	0.2	0.9
Amortization of transition obligation	—	—	0.2	0.8

Net amount recognized	$1.7	$1.3	$0.6	$2.3

Under SFAS 158, any previously unrecognized deferred amounts, such as demographic or asset gains or losses and the impact of historical plan changes, are included in accumulated other comprehensive income (loss). These amounts are amortized from accumulated other comprehensive income (loss) to net periodic benefit cost when recognized.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The following tables show changes in the benefit obligation and plan assets and funded status of both Pension Benefits and Other Benefits. Benefit obligation balances presented below reflect the projected benefit obligation (“PBO”) for our Pension Benefits and accumulated postretirement benefit obligations (“APBO”) for our Other Benefits.

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Change in benefit obligation
Beginning balance	$828.4	$855.3	$968.2
Service cost	24.2	18.9	6.6
Interest cost	53.0	37.1	13.8
Actuarial (gain) loss	36.9	(53.5)	0.5
Foreign exchange	—	—	0.2
Plan amendments	27.3	—	—
Benefits paid	(39.9)	(29.4)	(10.1)
Net transfer in	—	—	0.8

Ending balance	$929.9	$828.4	$980.0

Change in plan assets
Beginning balance at fair value	$829.1	$820.3	$823.0
Actual return on plan assets	(171.1)	37.8	16.3
Company contributions	0.6	0.4	16.0
Foreign exchange	—	—	0.2
Settlement/curtailment/acquisitions/dispositions, net	—	—	5.4
Benefits paid	(39.9)	(29.4)	(10.1)

Ending balance at fair value	$618.7	$829.1	$850.8

Funded status	$(311.2)	$0.7	$(129.2)

	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Amounts recognized in Statement of Financial Position consist of:
Noncurrent assets	$—	$33.7	$—
Current liabilities	(0.4)	(0.7)	(0.4)
Noncurrent liabilities	(310.8)	(32.3)	(128.8)

Net amount recognized	$(311.2)	$0.7	$(129.2)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Change in benefit obligation
Beginning balance	$17.5	$17.3	$17.6
Service cost	0.6	0.5	0.2
Interest cost	1.1	0.8	0.2
Plan participants’ contributions	0.5	0.7	0.2
Actuarial gain	0.2	(0.4)	(0.4)
Benefits paid	(1.7)	(1.4)	(0.5)

Ending balance	$18.2	$17.5	$17.3

Change in plan assets
Beginning balance at fair value	$—	$—	$—
Company contributions	1.2	0.7	0.3
Plan participants’ contributions	0.5	0.7	0.2
Benefits paid	(1.7)	(1.4)	(0.5)

Ending balance at fair value	$—	$—	$—

Funded status	$(18.2)	$(17.5)	$(17.3)

	Other Benefits
	Successor		Predecessor
Amounts recognized in Statement of Financial Position consist of:	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Current liabilities	$(1.0)	$(1.1)	$(0.5)
Noncurrent liabilities	(17.2)	(16.4)	(16.8)

Net amount recognized	$(18.2)	$(17.5)	$(17.3)

Plan assets are measured at December 31 of each year. The differences between the Predecessor’s ending plan asset and benefit obligation balances and the Successor’s beginning balances are due to Raytheon’s funding of the HBAC plan assets upon the Acquisition and Raytheon’s retention of RA’s United Kingdom Pension Benefits plans.

Amounts recognized in accumulated other comprehensive income (loss) for Pension Benefits are as follows:

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Prior service cost	$(26.6)	$—	$(21.6)
Net gain (loss)	(233.4)	44.9	(134.2)

Net amount recognized	$(260.0)	$44.9	$(155.8)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Amounts recognized in accumulated other comprehensive income (loss) for Other Benefits are as follows:

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Initial net obligation	$—	$—	$(4.6)
Prior service cost	—	—	(0.2)
Net gain (loss)	0.3	0.4	(0.1)

Net amount recognized	$0.3	$0.4	$(4.9)

The amounts in accumulated other comprehensive income at December 31, 2008 expected to be recognized as components of net periodic benefit cost in 2009 are as follows:

(In millions)	Pension Benefits	Other Benefits
Net loss	$(7.2)	$—
Prior service cost	(2.3)	—

Net amount recognized	$(9.5)	$—

The net periodic benefit cost assumptions for Pension Benefits were as follows:

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Discount rate	6.50%	6.00%	5.89%	5.63%
Expected rate of return on plan assets	8.00%	8.00%	8.42%	8.29%
Rate of compensation increase	4.50%	4.50%	4.40%	4.37%

To develop the expected rate of return on plan assets assumption, HBAC performs periodic studies which consider asset allocation strategies, recent and anticipated future long-term performance of individual asset classes, and the associated risk. The potential exists to either outperform or under perform the broader markets.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The net periodic benefit cost assumptions for Other Benefits were as follows:

	Other Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Discount rate	6.50%	6.00%	5.75%	5.75%
Expected return on plan assets	—	—	—	8.75%
Health care trend rate in the next year	8.50%	9.50%	9.50%	11.30%
Gradually declining to an ultimate trend rate of:	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches ultimate trend rate:	2015	2015	2015	2015

The effect of a 1% increase or (decrease) in the assumed health care trend rate for each future year for the aggregate of service cost and interest cost is $0.1 million and $(0.1) million, respectively, and for the APBO is $1.1 million or $(1.0) million, respectively.

The table below details assets by category for Pension Benefits. These assets consist primarily of publicly-traded equity securities and publicly-traded fixed income securities.

	Pension Benefits
	December 31, 2008	December 31, 2007
Equity securities	48.8%	48.7%
Debt securities	40.0%	41.6%
Other	11.2%	9.7%

	100.0%	100.0%

The strategic asset allocation of the Company’s Pension Benefits plans is diversified with an average and moderate level of risk consisting of investments in equity securities, debt securities and other investments. The Company seeks to produce a return on investment over the long-term commensurate with levels of investment risk which are prudent and reasonable given the prevailing capital market expectations. Target allocations are 50% for equity securities, 40% for debt securities, and 10% for other investments.

We expect total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $0.4 million and $1.0 million, respectively, in 2009.

The projected benefit obligation and fair value of plan assets for Pension Benefits plans with projected benefit obligations in excess of plan assets were $929.9 million and $618.7 million, respectively, at December 31, 2008 and $435.8 million and $402.9 million, respectively, at December 31, 2007.

The accumulated benefit obligation and fair value of plan assets for all Pension Benefits plans with accumulated benefit obligations in excess of plan assets were $880.3 million and $618.7 million, respectively, at December 31, 2008, and $19.7 million and $0.0 million, respectively, at December 31, 2007. The accumulated benefit obligation for all Pension Benefits plans was $880.3 million and $789.7 million at December 31, 2008 and 2007, respectively.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The table below reflects the total Pension Benefits expected to be paid from the plans or from the Company’s assets, including both the Company’s share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions. Other Benefits payments reflect the Company’s portion only.

(In millions)	Pension Benefits	Other Benefits
2009	$43.8	$1.0
2010	46.0	1.2
2011	48.3	1.3
2012	51.3	1.6
2013	54.4	1.7
2014-2019	320.5	10.1

Total	$564.3	$16.9

Defined Contribution Plans

HBAC maintains a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. HBAC matches (“HBAC Match”) employee contributions up to a maximum of 4% of eligible compensation. Total cost recognized for the HBAC Match was $18.3 million and $11.9 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. The Predecessor had a similar plan under which it recognized cost of $4.1 million and $14.2 million for the three months ended March 25, 2007 and the year ended December 31, 2006, respectively.

HBAC maintains a retirement investment savings plan (“RISP”) for certain U.S. employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the defined benefit plans described above. HBAC contributes to a covered employee’s Hawker Beechcraft Savings and Investment Plan (“HBSIP”) account up to a maximum of 9% of the employee’s eligible compensation based on the employee’s age and tenure. Total cost recognized for the RISP was $3.4 million for the year ended December 31, 2008 and $0.7 million for the nine months ended December 31, 2007. The Predecessor had a similar RISP and recognized cost for its plan of less than $0.1 million for the three months ended March 25, 2007.

As a result of the Acquisition, HBAC implemented a defined contribution benefit plan for its employees in the United Kingdom, and, for the year ended December 31, 2008 and the nine months ended December 31, 2007, recognized cost of $1.1 million and $0.8 million, respectively, for this plan.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

17.	Share-Based Compensation

SFAS 123(R) established the accounting for equity instruments exchanged for employee services. Under SFAS 123(R), share-based compensation expense is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the requisite service period, which is generally the vesting period of the award. HBAC uses the graded vesting method to amortize compensation expense for awards with a service condition. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured when we believe the performance condition is going to be met. SFAS 123(R) requires the related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, to be reflected in the statement of cash flows as a financing activity rather than as an operating activity.

Share-based compensation expense was as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25 2007	Year Ended December 31, 2006
Share-based compensation expense	$7.6	$12.5	$1.2	$5.3
Income tax benefit	(3.0)	(4.9)	(0.4)	(1.9)

Net share-based compensation expense	$4.6	$7.6	$0.8	$3.4

As described in the Successor section below, awards for the Successor period relate to stock options and restricted stock awards granted by HBI to the employees of HBAC. During the Predecessor periods, RA employees participated in Raytheon’s various employee stock plans, as described in the Predecessor section below.

Successor

Hawker Beechcraft, Inc. 2007 Stock Option Plan

Following the Acquisition, HBI implemented the Hawker Beechcraft, Inc. 2007 Stock Option Plan, which permits the grant of nonqualified stock options for up to 9.8 million shares. Option awards are generally granted with an exercise price equal to the established price of HBI’s stock, as set by the HBI Board of Directors, at the date of grant. Option awards generally vest based on future service, ranging from one to five years, or upon achieving certain financial performance targets over the next five years. The stock options terminate ten years from the date of grant.

HBAC applied the fair value provisions of SFAS 123(R) to value the stock option awards. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Service Vesting	Performance Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.3	6.5	6.4
Expected volatility	37.0%	37.4%	41.4%	40.7%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.4%	3.3%	5.0%	5.0%
Weighted-average grant date fair value per option	$5.22	$5.22	$4.99	$4.89

The expected term represents the period of time the options are expected to be outstanding and was determined using the simplified method as prescribed in SEC Staff Accounting Bulletin No. 110. The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of the award, which is generally five years. The expected volatility assumption was calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies over a term equal to the expected term of the option granted. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Stock option activity for the Successor was as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Service-Vesting
Outstanding at beginning of period(1)	3,710,678	$10.00	—	$—
Granted	461,630	12.06	3,803,643	10.00
Exercised	(98,415)	10.00	—	—
Forefeited or expired	(1,087,169)	10.11	(92,965)	10.00

Outstanding at end of period	2,986,724	$10.28	3,710,678	$10.00

Vested and nonvested expected to vest	2,835,404	$10.26	3,339,217	$10.00

Exercisable	1,029,293	$10.01	33,200	$10.00

Performance-Vesting
Outstanding at beginning of period(1)	4,131,604	$10.00	—	$—
Granted	492,310	12.03	4,245,148	10.00
Exercised	(57,496)	10.00	—	—
Forefeited or expired	(1,510,314)	10.08	(113,544)	10.00

Outstanding at end of period	3,056,104	$10.29	4,131,604	$10.00

Vested and nonvested expected to vest	2,223,270	$10.26	3,722,692	$10.00

Exercisable	780,894	$10.00	—	$—

(1)	For the nine months ended December 31, 2007, the period began on March 26, 2007, the date of the Acquisition.

In the fourth quarter of 2008, the Company’s Chief Executive Officer announced his plan to retire from the Company and entered into a Separation Agreement with the Company on November 21, 2008 (the “Separation Date”), resulting in the forfeiture of 759,577 service-vesting stock options and 1,139,366 performance-vesting stock options. Consequently, the Company reversed $1.5 million of expense previously recognized for the service-vesting stock options under the graded vesting method.

Service-vesting and performance-vesting stock options vested and expected to vest at December 31, 2008 had weighted-average remaining contractual lives of 7.5 years and 7.8 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2008.

Service-vesting and performance-vesting stock options exercisable at December 31, 2008 had weighted-average remaining contractual lives of 5.7 years and 6.4 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2008.

The total fair value of stock options vested during the year ended December 31, 2008 and the nine months ended December 31, 2007 was $9.1 million and $0.2 million, respectively. At December 31, 2008, there was $12.2 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 2.2 years.

The following table provides additional stock option information for the Successor:

(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007
Intrinsic value of options exercised	$0.4	$—
Cash received from option exercises	0.1	—
Actual tax benefit realized for tax deductions from option exercises	—	—

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Hawker Beechcraft, Inc. Employee Equity Investment Plan

On the date of the Acquisition, HBAC (former RA) employees ceased their employment with Raytheon. Accordingly, Raytheon’s obligation for any nonvested restricted stock or stock option awards held by those employees was terminated. The stock purchase agreement provided that the value of these nonvested awards held by the employees at the date of the Acquisition would be used to create the Hawker Beechcraft Corporation Retention Program (the “retention program”). Any HBAC employee with nonvested Raytheon restricted stock or stock options became a participant in the retention program at the values assigned in the stock purchase agreement. Retention program amounts vest and are payable in the same proportion, and at the same times, as the Raytheon restricted stock or stock options would have vested.

In addition, certain members of HBAC management were given the opportunity to participate in the Hawker Beechcraft, Inc. Employee Equity Investment Plan (the “Investment Plan”). Under the Investment Plan, participants were provided the opportunity to forego amounts due under the retention program and apply the estimated after-tax amount of the foregone retention program amounts to the acquisition of HBI restricted stock, with the restrictions lapsing at dates corresponding to the vesting dates in the retention program. Members of HBAC management used this funding method to acquire 595,213 shares of restricted stock. Restricted stock awards entitle the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Restricted stock activity for the Successor was as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period(1)	464,505	$10.00	—	$—
Granted	1,940	12.50	593,273	10.00
Vested	(367,758)	10.01	(128,768)	10.00
Forfeited	—	—	—	—

Nonvested at end of period	98,687	$10.00	464,505	$10.00

(1)	For the nine months ended December 31, 2007, the period began on March 26, 2007, the date of the Acquisition.

In connection with the Separation Agreement discussed above, the vesting of 125,642 shares of restricted stock was accelerated as of the Separation Date, and, accordingly, the Company accelerated the recognition of $0.3 million of expense remaining for these awards.

The total fair value of restricted stock vested during the year ended December 31, 2008 and the nine months ended December 31, 2007 was $3.7 million and $1.3 million, respectively. At December 31, 2008, there was $0.3 million of compensation expense related to nonvested restricted stock awards not yet recognized, which is expected to be recognized over a weighted-average period of 1.0 years.

Predecessor

As a wholly-owned subsidiary of Raytheon, RA’s employees participated in Raytheon’s various incentive award plans, including Raytheon’s 2001 Stock Plan, the 1995 Stock Option Plan, the 1991 Stock Plan and the 1976 Stock Option Plan, collectively (“the Plans”). No new grants will be made to HBAC employees under Raytheon’s plans.

In 2004, Raytheon established the Long-Term Performance Plan (“LTPP”), which provided for restricted stock unit awards granted from Raytheon’s 2001 Stock Plan to the Raytheon’s senior leadership, including leadership at RA. These awards vested when specific pre-established levels of performance are achieved over a three-year performance cycle. The Predecessor recognized compensation expense for variable share plans over the performance period based upon the grant date fair market values of the underlying stock as well as the expected achievement of performance levels.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Stock Options

The 2001 Stock Plan and 1995 Stock Option Plan provided for the grant of both incentive and nonqualified stock options at an exercise price that is not less than 100% of the fair value on the date of grant. The 1991 Stock Plan provided for the grant of incentive stock options at an exercise price which was 100% of the fair value on the date of grant and nonqualified stock options at an exercise price that may have been less than the fair value on the date of grant. The 1976 Stock Option Plan provided for the grant of both incentive and nonqualified stock options at an exercise price which was 100% of the fair value on the date of grant.

Stock options granted under the Plans could generally be exercised in their entirety from 1 to 6 years after the date of grant. Incentive stock options terminated 10 years from the date of grant and become exercisable to a maximum of $100,000 per year. Nonqualified stock options terminated 11 years from the date of grant, 10 years and a day if issued in connection with the 1995 Stock Option Plan or as determined by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Raytheon if issued under the 2001 Stock Plan.

Stock option activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of period	1,293,301	$43.99	1,792,225	$33.04
Granted	—	—	—	—
Exercised	(166,535)	37.85	(310,175)	30.83
Canceled	(6,107)	57.57	(188,749)	51.26

Outstanding at end of period	1,120,659	$44.83	1,293,301	$43.99

Vested and nonvested expected to vest	1,118,263	$44.86	1,289,303	$44.03

Exercisable	1,090,708	$45.21	1,243,332	$44.49

The total intrinsic value of options exercised in the three months ended March 25, 2007 and the year ended December 31, 2006 was $2.5 million and $4.8 million, respectively. The total fair value of shares vested in the three months ended March 25, 2007 and the year ended December 31, 2006 was $0.2 million and $1.2 million, respectively.

Stock option activity related to nonvested shares for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Nonvested at beginning of period	49,969	$8.91	182,928	$8.87
Granted	—	—	—	—
Vested	(19,967)	9.66	(132,959)	8.85
Forfeited	(50)	10.28	—	—

Nonvested at end of period	29,952	$8.41	49,969	$8.91

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Restricted Stock

The 2001 Stock Plan provided for the award of restricted stock, restricted stock units and stock appreciation rights. Awards of restricted stock, restricted stock units and stock appreciation rights were made by the MDCC and were compensatory in nature. These awards vested over a specified period of time as determined by the MDCC, generally 4 years. Restricted stock awards entitled the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Restricted stock activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Grant Date Fair Value	Number of Options	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period	241,562	$41.51	217,058	$34.80
Granted	600	53.18	101,395	46.58
Vested	(1,567)	42.36	(66,699)	20.06
Forfeited	—	—	(10,192)	37.86

Nonvested at end of period	240,595	$41.53	241,562	$41.51

Long-Term Performance Plan

Awards of restricted stock units under the Raytheon’s LTPP were also made from the 2001 Stock Plan. The performance goals for both the 2004 – 2006 LTPP and the 2005 – 2007 LTPP were independent of each other and equally weighted, and were based on two metrics: free cash flow, a non-GAAP measure, as defined by Raytheon and total shareholder return (“TSR”) relative to a peer group, both over a three-year period. The performance goals for the 2006 – 2008 LTPP were independent of each other and based on three metrics: free cash flow, as defined, weighted at 50%, return on invested capital (“ROIC”), as defined, weighted at 25%, and TSR relative to a peer group, weighted at 25%. The ultimate award, which is determined at the end of the three-year performance cycle, can range from zero to 200% of the target award. In the three months ended March 25, 2007, 52,500 shares of common stock were issued in connection with the vesting of the 2004 – 2006 LTPP awards. The target award outstanding at March 25, 2007 related to 2006 and 2005 was 31,000 and 31,000 units, respectively. Compensation expense for the 2004 – 2006 and 2005 – 2007 awards was recognized over the performance period based on the intrinsic value method. In accordance with SFAS 123(R), compensation expense for the 2006 – 2008 awards was recognized over the performance period based upon the intrinsic value method for the free cash flow and ROIC portions of the award and the binomial method for the TSR portion of the award. Compensation expense for the free cash flow and ROIC portions of the awards was adjusted based upon the expected achievement of those performance goals.

LTPP activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at beginning of period	99,500	$37.92	76,000	$33.91
Granted	—	—	31,000	46.04
Increase related to expected performance	28,125	30.87	—	—
Vested	(65,625)	30.87	—	—
Forfeited	—	—	(7,500)	30.87

Outstanding at end of period	62,000	$42.19	99,500	$37.92

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

18.	Related Party Transactions

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft, and we believe that purchases of components from Spirit are based on standard market terms. We received components from Spirit of approximately $31.1 million and $19.8 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. Advance payments to Spirit for goods not yet received were $10.7 million and $2.4 million at December 31, 2008 and 2007, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an Initial Purchaser in the 2007 offering of the notes that were later exchanged for our outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, we also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement, and Goldman Sachs Bank USA, formerly Goldman Sachs Capital Markets, L.P., has entered into an interest rate swap with the Company. In December 2008, we paid $0.5 million in fees to Goldman Sachs Credit Partners L.P. for assisting us with the amendment to our credit agreement and are obligated to pay them additional fees in the event we initiate and execute term loan repurchase auctions.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and of Onex Partners II LP, respectively, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement. In addition, in consideration of services performed in connection with the Acquisition, we paid GS Capital Partners VI, L.P. and Onex Partners II LP an aggregate one-time fee of $25.0 million upon closing of the Acquisition.

A member of the Board of Directors of HBI is also a member of the Board of Directors of Spirit.

Related party transactions for the Predecessor periods refer to transactions with Raytheon and its affiliates.

19.	Restructuring Charges

In response to the weakness in the global economy and overall economic outlook, the Company informed employees on October 31, 2008 that workforce reductions (“reduction in force” or “RIF”) would be required as adjustments are made to aircraft production rates. The change in aircraft production reflects anticipation of reduced demand for new aircraft, spares and maintenance services. The RIF was substantially complete by December 31, 2008. The Company recorded a pre-tax charge of $1.0 million in the year ended December 31, 2008 for one-time termination benefits. Cash outlays associated with the RIF totaled $1.0 million for the year ended December 31, 2008. As of December 31, 2008, no reserves were accrued for the RIF.

20.	Commitments and Contingencies

In the normal course of business, HBAC leases equipment, office buildings, and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Rent expense for HBAC was $11.9 million and $6.6 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. RA rent expense was $6.3 million and $24.3 million for the three months ended March 25, 2007 and the year ended December 31, 2006, respectively. Subsequent to the Acquisition, Raytheon retained certain lease obligations that were previously held by RA.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

At December 31, 2008, we had commitments under long-term operating leases requiring approximate annual rental payments as follows:

(In millions)
2009	$7.7
2010	3.9
2011	2.9
2012	2.1
2013	1.8
Thereafter	40.3

Total	$58.7

HBAC has assigned certain leasehold interests to third parties but remains liable to the lessor to the extent the assignee defaults on future lease payments amounting to $23.7 million and $10.9 million at December 31, 2008 and 2007, respectively, extending through 2026.

One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to us as part of the Acquisition, and, therefore, we are the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position pursuant to FIN No. 39, Offsetting of Amounts Related to Certain Contracts—an interpretation of APB Opinion No. 10 and FASB Statement No. 105. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2008 and 2007, we held IRBs with an aggregate principal amount of $369.3 million and $420.4 million, respectively.

HBAC has committed to construct facilities and purchase equipment under contracts with various third parties. At December 31, 2008 and 2007, future payments of $40.9 million and $6.8 million, respectively, were required under these contracts.

At December 31, 2008 and 2007, HBAC had outstanding commitments of $99.9 million and $46.8 million, respectively, related to services to be provided for its information technology function. In the year ended December 31, 2008 HBAC renewed its information technology contract extending seven years. Minimum annual payments required as of December 31, 2008 were as follows:

(In millions)
2009	$16.8
2010	16.7
2011	17.0
2012	17.3
2013	17.7
Thereafter	14.4

Total	$99.9

HBAC retains liability for losses and expenses for aircraft product liability up to a maximum of $5 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over $5 million per occurrence. Under the purchase agreement relating to the Acquisition, Raytheon has retained liability for product liability claims relating to occurrences after April 1, 2001 until March 26, 2007. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve at December 31, 2008 and 2007 was $11.2 million and $7.4 million, respectively, based on management’s estimate of its expected losses not covered by third party insurers. HBAC currently has no offsetting receivable for insurance recovery associated with this estimate.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HBAC issues guarantees and has banks and surety companies issue, on its behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention, and advance payment obligations of HBAC or its affiliates. Approximately $151.9 million, $89.8 million, and $1.2 million of these guarantees, letters of credit, and surety bonds, for which there were stated values, were outstanding at December 31, 2008, respectively. Approximately $101.0 million, $68.8 million, and $3.8 million of these guarantees, letters of credit, and surety bonds, for which there were stated values, were outstanding at December 31, 2007, respectively.

HBAC is subject to oversight by the FAA. The FAA routinely evaluates aircraft operational and safety requirements and is responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect HBAC’s financial position or results of operations, including recovery of its investment in new aircraft.

HBAC, as a defense contractor, is subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional Committees.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes that the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier nonconformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial position, results of operations or cash flows.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s (and its predecessor’s) alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation is focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King-Air aircraft delivered to the government. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. HBAC is cooperating with the investigation. At this time, HBAC cannot determine whether the government will proceed with any case and, if so, whether HBAC will be liable for any damages or penalties or the amount if liability is found.

In addition, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against HBAC. While the ultimate liability or potential range of loss, if any, from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on HBAC’s financial position, results of operations or cash flows.

21.	Business Segment and Geographic Information

Reportable segments include the following: Business and General Aviation, Trainer Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft. Trainer Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides parts and service support for the in-service aircraft worldwide. For Predecessor periods, the Business and General Aviation and Customer Support segment net sales included sales to parties affiliated with Raytheon, as well as intersegment sales recorded at cost plus a specified fee, which may differ from what the selling entity would be able to obtain on external sales. Subsequent to the Acquisition, any sales to parties affiliated with Raytheon are reported as external sales. The Trainer Aircraft segment does not have either related party or intersegment sales.

While some working capital accounts are maintained on a segment basis, much of our assets are not managed or maintained on a segment basis. Property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid expenses, other assets and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Segment sales were as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales
Business and General Aviation	$2,820.6	$2,211.9	$490.6	$2,246.6
Trainer Aircraft	338.2	266.0	91.2	420.0
Customer Support	522.8	418.8	116.4	551.4
Eliminations	(135.1)	(103.3)	(27.4)	(122.6)

Total	$3,546.5	$2,793.4	$670.8	$3,095.4

There were no sales to affiliated parties for the year ended December 31, 2008 or the nine months ended December 31, 2007. Sales to affiliated parties for the three months ended March 25, 2007 were $17.4 million and $3.1 million for Business and General Aviation and Customer Support, respectively. Sales to affiliated parties for the year ended December 31, 2006 were $59.2 million for Business and General Aviation and $59.4 million for Customer Support.

Intersegment sales for the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, were $93.2 million, $57.7 million, $13.5 million and $70.7 million for Business and General Aviation. Intersegment sales for Customer Support for those same periods were $41.9 million, $45.6 million, $13.9 million and $51.9 million, respectively.

Segment operating income was as follows:

The country of destination was used to attribute sales to the geographic regions, except for foreign military sales, which are considered U.S. domestic sales.

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Operating Income
Business and General Aviation	$29.5	$85.6	$8.9	$134.9
Trainer Aircraft	28.2	14.1	12.2	52.0
Customer Support	82.5	46.0	9.6	30.6
Eliminations	0.1	2.6	0.7	(1.4)

Total	$140.3	$148.3	$31.4	$216.1

Sales by geographic region were as follows
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
United States	$1,885.4	$1,697.8	$424.2	$2,042.4
Europe	667.9	475.5	109.8	637.4
Latin America	357.8	194.6	30.1	151.9
Other	635.4	425.5	106.7	263.7

Total	$3,546.5	$2,793.4	$670.8	$3,095.4

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Long-lived assets by geographic region were as follows:

(In millions)	December 31, 2008	December 31, 2007
United States	$2,352.6	$2,605.8
Outside United States	3.8	3.0

Total long-lived assets	$2,356.4	$2,608.8

Long-lived assets are defined as total non-current assets less balances related to long-term finance receivables, deferred tax assets and financial instruments. Long-lived assets outside the United States are those held by our foreign affiliates.

22.	Quarterly Results (Unaudited)

The following table provides summarized financial results by quarter:

	Successor
(In millions)	Q4 As Restated	Q3	Q2	Q1
2008
Sales	$1,158.0	$783.3	$1,028.7	$576.5
Gross profit	150.5	109.0	186.3	83.8
Operating income (loss)	40.1	15.3	86.4	(1.5)
Net income (loss)	(129.6)	(21.2)	24.9	(31.3)

	Successor			Predecessor
	Q4	Q3	Q2	Q1
2007
Sales	$1,221.3	$871.0	$701.1	$670.8
Gross profit	231.9	149.3	42.6	112.2
Operating income (loss)	122.8	62.1	(36.6)	31.4
Net income (loss)	56.6	21.3	(77.1)	10.2

Gross profit for the fourth quarter of 2008 includes a $13.7 million charge recorded to reduce the carrying value of used aircraft inventory to current market value and an $18.0 million charge for foreign currency forward contracts that were discontinued as cash flow hedges. Net income for the fourth quarter of 2008 includes a $130.7 million valuation allowance that was recorded against our U.S. federal deferred tax assets in accordance with SFAS 109. For 2007, Successor periods include the impact of non-recurring purchase accounting adjustments related to inventory and foreign exchange contracts as a result of the Acquisition of $59.9 million, $19.7 million and $25.6 million for the second, third and fourth quarters of 2007, respectively.

23.	Subsequent Event

In response to weakness in the global economy and anticipated reduced aircraft production rates, the Company reduced its workforce by approximately 500 workers in November 2008 and, in early 2009, announced another 2,300 reductions to be completed by the end of the year. These reductions will decrease operating costs in 2009; however, the impact on the Company’s results for the year ended December 31, 2008 was not significant. Refer to Note 19 for additional information about the Company’s November 2008 workforce reductions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

24.	Guarantor Subsidiary Financial Information

HBAC’s obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by HBAC. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the United States of America.

The following consolidating financial information presents:

•	Condensed Consolidating Statements of Financial Position as of December 31, 2008 and 2007 for the Successor;

•

Condensed Consolidating Statements of Operations for the year ended December 31, 2008 and the nine months ended December 31, 2007 for the Successor and the three months ended March 25, 2007 and the year ended December 31, 2006 for the Predecessor; and

•

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2008 and the nine months ended December 31, 2007 for the Successor and the three months ended March 25, 2007 and the year ended December 31, 2006 for the Predecessor.

Elimination entries necessary to consolidate the Successor and Predecessor, with their respective guarantor subsidiaries and non-guarantor subsidiaries, have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The effects of the corrections described in Note 2 to the Condensed Consolidating Statement of Financial position as of December 31, 2008 and the Condensed Consolidating Statement of Operations for the year ended December 31, 2008 are summarized below (in millions):

	Consolidated Balance Sheet Parent Company
	At December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Current deferred income tax asset	$43.2	$(43.2	)(1)	$—
Non-current deferred income tax asset	$113.6	$(113.6	)(1)	$—
Total Assets	$3,144.0	$(156.8)		$2,987.2
Current deferred income tax liability	$72.4	$(72.4	)(1)	$—
Intercompany loan	$307.3	$18.3	(1)(2)(3)	$325.6
Non-current deferred income tax liability	$84.1	$(84.1	)(1)	$—
Total Liabilities	$2,694.3	$(138.2)		$2,556.1
Total Equity	$449.7	$(18.6)		$431.1
Liabilities & Equity	$3,144.0	$(156.8)		$2,987.2

	Consolidated Balance Sheet Guarantor Subsidiaries
	At December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Non-current deferred income tax asset	$(22.0)	$22.0	(1)	$—
Total Assets	$4,158.5	$22.0		$4,180.5
Current deferred income tax liability	$—	$19.4	(1)	$19.4
Other accrued expenses	$274.5	$(3.5	)(3)	$271.0
Intercompany loan	$(312.0)	$(18.3	)(1)(2)(3)	$(330.3)
Non-current deferred income tax liability	$—	$24.4	(1)	$24.4
Total Liabilities	$1,663.8	$22.0		$1,685.8
Liabilities & Equity	$4,158.5	$22.0		$4,180.5

	Consolidated Statement of Operations Parent Company
	Year Ended December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Equity (income) loss in subsidiaries	$(23.8)	$17.3	(1)(2)(3)	$(6.5)
Net income	$(139.9)	$(17.3)		$(157.2)

	Consolidated Statement of Operations Guarantor Subsidiaries
	Year Ended December 31, 2008
	As Previously Reported	Adjustments		As Adjusted
Total sales	$3,683.7	$—		$3,683.7
Cost of sales	$3,172.7	$(4.8	)(2)(3)	$3,167.9
Gross profit	$511.0	$4.8		$515.8
Income before taxes	$131.3	$4.8		$136.1
Provision for income taxes	$113.9	$22.1	(1)	$136.0
Net income	$17.4	$(17.3)		$0.1

(1)	Adjustments to correct the income tax accounting error and misclassification described in Note 2.
(2)	Adjustment to appropriately record the amounts related to non-performance risk, related to our derivative instruments, between other comprehensive income and the statement of operations.
(3)	Adjustment to correct the timing of a standard cost variance disposition to be consistent with the underlying cost of sales transaction.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION — SUCCESSOR

AS OF DECEMBER 31, 2008 As Restated

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$370.9	$0.3	$6.4	$—	$377.6
Accounts and notes receivable, net	0.3	98.8	3.9	—	103.0
Intercompany receivables	—	14.6	2.1	(16.7)	—
Unbilled revenue	—	26.4	9.5	—	35.9
Inventories, net	—	1,773.3	9.0	—	1,782.3
Current deferred income tax asset	—	—	—	—	—
Prepaid expenses and other current assets	42.9	(12.0)	1.6	—	32.5

Total current assets	414.1	1,901.4	32.5	(16.7)	2,331.3

Property, plant and equipment, net	18.4	620.4	3.0	—	641.8
Investment in subsidiaries	2,499.6	—	—	(2,499.6)	—
Goodwill	—	599.6	—	—	599.6
Intangible assets, net	—	1,048.8	0.7	—	1,049.5
Non-current deferred income tax asset	—	—	—	—	—
Other assets, net	55.1	10.3	—	—	65.4

Total assets	$2,987.2	$4,180.5	$36.2	$(2,516.3)	$4,687.6

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$126.6	$—	$—	$—	$126.6
Current portion of industrial revenue bonds (receivable) payable	(76.8)	76.8	—	—	—
Advance payments and billings in excess of costs incurred	—	505.8	1.6	—	507.4
Accounts payable	67.0	346.0	3.3	(12.0)	404.3
Accrued salaries and wages	—	55.0	1.6	—	56.6
Current deferred income tax liability	—	19.4	—	—	19.4
Accrued interest payable	25.3	0.6	—	—	25.9
Other accrued expenses	(9.6)	271.0	15.4	—	276.8

Total current liabilities	132.5	1,274.6	21.9	(12.0)	1,417.0

Long-term debt	2,364.2	—	—	—	2,364.2
Industrial revenue bonds (receivable) payable	(292.5)	292.5	—	—	—
Intercompany loan	325.6	(330.3)	9.4	(4.7)	—
Accrued retiree benefits and other long-term liabilities	26.3	424.6	—	—	450.9
Non-current deferred income tax liability	—	24.4	—	—	24.4

Total liabilities	2,556.1	1,685.8	31.3	(16.7)	4,256.5

Total equity	431.1	2,494.7	4.9	(2,499.6)	431.1

Total liabilities and equity	$2,987.2	$4,180.5	$36.2	$(2,516.3)	$4,687.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION — SUCCESSOR

AS OF DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$558.1	$0.7	$10.7	$—	$569.5
Accounts and notes receivable, net	1.1	73.6	5.6	—	80.3
Intercompany receivables	0.5	2.1	4.0	(6.6)	—
Unbilled revenue	—	19.8	4.3	—	24.1
Inventories, net	—	1,282.2	7.1	—	1,289.3
Current deferred income tax asset	4.2	42.7	1.0	—	47.9
Prepaid expenses and other current assets	—	59.5	1.0	—	60.5

Total current assets	563.9	1,480.6	33.7	(6.6)	2,071.6

Property, plant and equipment, net	15.9	636.9	2.9	—	655.7
Investment in subsidiaries	2,916.8	—	—	(2,916.8)	—
Goodwill	—	716.0	—	—	716.0
Intangible assets, net	—	1,118.2	—	—	1,118.2
Other assets, net	64.8	48.8	0.1	—	113.7

Total assets	$3,561.4	$4,000.5	$36.7	$(2,923.4)	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$69.6	$—	$—	$—	$69.6
Current portion of industrial revenue bonds payable (receivable)	(87.0)	87.0	—	—	—
Advance payments and billings in excess of costs incurred	—	540.0	1.2	—	541.2
Accounts payable	58.8	286.8	4.9	(26.8)	323.6
Accrued salaries and wages	4.3	55.9	0.3	—	60.5
Accrued interest payable	23.5	1.9	—	—	25.4
Other accrued expenses	(44.3)	203.9	9.1	—	168.7

Total current liabilities	24.9	1,175.5	15.5	(26.8)	1,189.0

Long-term debt	2,377.2	0.1	—	—	2,377.3
Industrial revenue bonds payable (receivable)	(333.3)	333.3	—	—	—
Intercompany loan	477.1	(499.2)	1.9	20.2	—
Accrued retiree benefits and other long-term liabilities	15.7	87.3	—	—	103.0
Non-current deferred income tax liability	(4.6)	6.1	—	—	1.5

Total liabilities	2,557.0	1,103.1	17.4	(6.6)	3,670.8

Total equity	1,004.4	2,897.5	19.3	(2,916.8)	1,004.4

Total liabilities and equity	$3,561.4	$4,000.5	$36.7	$(2,923.4)	$4,675.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — SUCCESSOR

FOR THE YEAR ENDED DECEMBER 31, 2008 As Restated

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,683.7	$83.3	$(220.5)	$3,546.5
Cost of sales	—	3,167.9	69.5	(220.5)	3,016.9

Gross profit	—	515.8	13.8	—	529.6

Selling, general and administrative expenses	1.1	274.0	4.0	—	279.1
Research and development expenses	—	110.2	—	—	110.2

Operating income (loss)	(1.1)	131.6	9.8	—	140.3

Intercompany interest expense (income), net	15.6	(16.5)	0.9	—	—
Interest expense (income), net	184.7	13.0	(0.3)	—	197.4
Other income, net	—	(1.0)	(1.4)	—	(2.4)

Non-operating expense (income), net	200.3	(4.5)	(0.8)	—	195.0

Income (loss) before taxes	(201.4)	136.1	10.6	—	(54.7)

Provision for (benefit from) income taxes	(37.7)	136.0	4.2	—	102.5

Earnings (loss) before Equity Earnings	(163.7)	0.1	6.4	—	(157.2)

Equity (income) loss in subsidiaries	(6.5)	—	—	6.5	—

Net income (loss)	$(157.2)	$0.1	$6.4	$(6.5)	$(157.2)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — SUCCESSOR

FOR THE NINE MONTHS ENDED DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$2,759.1	$53.3	$(19.0)	$2,793.4
Cost of sales	(0.1)	2,344.4	44.3	(19.0)	2,369.6

Gross profit	0.1	414.7	9.0	—	423.8

Selling, general and administrative expenses	0.1	200.1	5.2	—	205.4
Research and development expenses	—	70.1	—	—	70.1

Operating income	—	144.5	3.8	—	148.3

Intercompany interest expense (income), net	14.9	(14.9)	—	—	—
Interest expense (income), net	133.6	18.9	(0.2)	—	152.3
Other expense, net	—	0.2	0.8	—	1.0

Non-operating expense, net	148.5	4.2	0.6	—	153.3

Income (loss) before taxes	(148.5)	140.3	3.2	—	(5.0)

Provision for (benefit from) income taxes	(45.9)	38.7	1.4	—	(5.8)

Earnings (loss) before Equity Earnings	(102.6)	101.6	1.8	—	0.8

Equity (income) loss in subsidiaries	(103.4)	—	—	103.4	—

Net income (loss)	$0.8	$101.6	$1.8	$(103.4)	$0.8

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — PREDECESSOR

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$657.0	$13.8	$—	$670.8
Cost of sales	—	544.0	14.6	—	558.6

Gross profit	—	113.0	(0.8)	—	112.2

Selling, general and administrative expenses	0.4	58.2	0.9	—	59.5
Research and development expenses	—	21.3	—	—	21.3

Operating income (loss)	(0.4)	33.5	(1.7)	—	31.4

Intercompany interest expense (income), net	(6.4)	22.2	—	—	15.8
Interest expense (income), net	(7.5)	6.6	—	—	(0.9)
Other expense (income), net	—	(0.2)	0.1	—	(0.1)

Non-operating expense (income), net	(13.9)	28.6	0.1	—	14.8

Income (loss) before taxes	13.5	4.9	(1.8)	—	16.6

Provision for income taxes	4.5	1.9	—	—	6.4

Earnings (loss) before Equity Earnings	9.0	3.0	(1.8)	—	10.2

Equity (income) loss in subsidiaries	(1.2)	—	—	1.2	—

Net income (loss)	$10.2	$3.0	$(1.8)	$(1.2)	$10.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,046.9	$48.5	$—	$3,095.4
Cost of sales	—	2,527.7	57.4	—	2,585.1

Gross profit	—	519.2	(8.9)	—	510.3

Selling, general and administrative expenses	—	206.4	4.6	—	211.0
Research and development expenses	—	83.2	—	—	83.2

Operating income (loss)	—	229.6	(13.5)	—	216.1

Intercompany interest expense (income), net	(39.6)	131.2	—	—	91.6
Interest expense (income), net	(93.3)	78.8	(0.1)	—	(14.6)
Other expense (income), net	0.1	(1.5)	(0.1)	—	(1.5)

Non-operating expense (income), net	(132.8)	208.5	(0.2)	—	75.5

Income (loss) before taxes	132.8	21.1	(13.3)	—	140.6

Provision for income taxes	42.9	7.6	—	—	50.5

Earning (loss) before Equity Income	89.9	13.5	(13.3)	—	90.1
Equity (income) loss in subsidiaries	(0.2)	—	—	0.2	—

Net income (loss)	$90.1	$13.5	$(13.3)	$(0.2)	$90.1

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — SUCCESSOR

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$87.7	$(147.0)	$(9.7)	$—	$(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.4)	(67.4)	(1.4)	—	(70.2)
Additions to computer software	—	(4.0)	(0.7)	—	(4.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—	123.6
Proceeds from sale of property, plant and equipment	—	1.4	—	—	1.4

Net cash provided by (used in) investing activities	122.2	(70.0)	(2.1)	—	50.1

Cash flows from financing activities:
Payment of notes payable	(157.3)	—	—	—	(157.3)
Payment of term loan	(13.0)	—	—	—	(13.0)
Industrial revenue bond receipts (payments)	87.0	(87.0)	—	—	—
Net borrowings from (repayments to) Parent	(311.1)	303.6	7.5	—	—

Net cash provided by (used in) financing activities	(394.4)	216.6	7.5	—	(170.3)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	—	(2.7)

Net decrease in cash and cash equivalents	(187.2)	(0.4)	(4.3)	—	(191.9)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$370.9	$0.3	$6.4	$—	$377.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — SUCCESSOR

FOR THE NINE MONTHS ENDED DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(48.5)	$614.3	$13.4	$—	$579.2

Cash flows from investing activities:
Expenditures for property, plant, and equipment	(15.9)	(44.0)	(1.4)	—	(61.3)
Acquisition of business, net of cash acquired	(3,216.5)	—	—	—	(3,216.5)
Proceeds from sale of business	2.5	—	—	—	2.5
Proceeds from sale of property, plant and equipment	—	0.1	—	—	0.1
Additions to computer software	—	(5.1)	—	—	(5.1)

Net cash used in investing activities	(3,229.9)	(49.0)	(1.4)	—	(3,280.3)

Cash flows from financing activities:
Equity contributions	976.7	—	—	—	976.7
Issuance of long-term debt	2,400.0	—	—	—	2,400.0
Debt issuance costs	(72.0)	—	—	—	(72.0)
Payment of notes payable	(24.4)	—	—	—	(24.4)
Payment of term loan	(9.7)	—	—	—	(9.7)
Industrial revenue bond receipts (payments)	88.8	(88.8)	—	—	—
Net borrowings from (repayments to) Parent	477.1	(475.8)	(1.3)	—	—

Net cash provided by (used in) financing activities	3,836.5	(564.6)	(1.3)	—	3,270.6

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase in cash and cash equivalents	558.1	0.7	10.7	—	569.5
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$558.1	$0.7	$10.7	$—	$569.5

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — PREDECESSOR

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(133.2)	$28.8	$(2.9)	$—	$(107.3)

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(26.2)	—	—	(26.2)
Additions to computer software	—	(1.1)	—	—	(1.1)

Net cash used in investing activities	—	(27.3)	—	—	(27.3)

Cash flows from financing activities:
Net transfers from Raytheon	117.4	—	—	—	117.4

Net cash provided by financing activities	117.4	—	—	—	117.4

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	(15.8)	1.5	(2.9)	—	(17.2)
Cash and cash equivalents at beginning of period	18.5	1.6	5.8	—	25.9

Cash and cash equivalents at end of period	$2.7	$3.1	$2.9	$—	$8.7

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$320.5	$48.2	$1.0	$—	$369.7

Cash flows from investing activities:
Expenditures for property, plant, and equipment	—	(46.0)	(0.1)	—	(46.1)
Proceeds from sales of property, plant and equipment	—	0.8	—	—	0.8
Additions to computer software	—	(1.7)	—	—	(1.7)

Net cash used in investing activities	—	(46.9)	(0.1)	—	(47.0)

Cash flows from financing activities:
Net transfers to Raytheon	(323.8)	—	—	—	(323.8)

Net cash used in financing activities	(323.8)	—	—	—	(323.8)

Effect of exchange rates on cash and cash equivalents	1.3	—	—	—	1.3

Net increase (decrease) in cash and cash equivalents	(2.0)	1.3	0.9	—	0.2
Cash and cash equivalents at beginning of period	20.5	0.3	4.9	—	25.7

Cash and cash equivalents at end of period	$18.5	$1.6	$5.8	$—	$25.9

Item 9A.	Controls and Procedures

Restatement

As discussed in the “Explanatory Note” on page 1 of this report and in Note 2 to our consolidated financial statements, we have amended the Annual Report on Form 10-K to restate our consolidated financial statements for the year ended December 31, 2008 and our selected financial data for the year ended December 31, 2008.

Evaluation of Disclosure Controls and Procedures

In our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 25, 2009, (the “Original Filing”) our Chief Executive Officer and Chief Financial Officer initially concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective as of December 31, 2008. In connection with the restatement of our financial results discussed above, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we reevaluated our initial conclusion. Solely as a result of the material weakness in our internal control over financial reporting discussed below, we concluded our disclosure controls and procedures were not effective as of December 31, 2008.

Notwithstanding the material weakness described below, our management, based upon the substantial work performed during the restatement process, has concluded that the company’s consolidated financial statements for the periods covered by and included in this Annual Report on Form 10-K/A are fairly stated in all material respects in accordance with generally accepted accounting principals in the United States of America for each of the periods presented herein.

Management’s Annual Report on Internal Control Over Financial Reporting (Restated)

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2008, we did not maintain effective controls to ensure the completeness and accuracy of the provision for income taxes and related deferred income tax accounts. Specifically, we did not identify, evaluate and report non-routine and complex tax accounting matters, including adequately documenting and monitoring differences between the income tax basis and financial reporting basis of our assets and liabilities. This deficiency resulted in an error to the consolidated financial statements for the year and quarter ended December 31, 2008, as more fully described in Note 2 to the consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of the Company’s annual or interim consolidated financial statements that would not be prevented or detected on a timely basis. Accordingly, management has determined that this control deficiency constitutes a material weakness.

In the Original Filing, management concluded that our internal control over financial reporting was effective as of December 31, 2008. As a result of this material weakness, management has revised its earlier assessment and has now concluded that our internal control over financial reporting was not effective as of December 31, 2008 based on criteria in Internal Control - Integrated Framework issued by the COSO. Accordingly, management has restated its report on internal control over financial reporting.

This Amendment No. 1 to our Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

Not applicable. Because our management was not required to, and did not, file an annual report on internal control over financial reporting pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the prior fiscal year, it did not perform an evaluation, pursuant to Rule 13(a) or 15(d), of any change in our internal control over financial reporting that occurred during the last quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Plan for Remediation

We are in the process of designing and implementing improvements in our internal control over financial reporting to address the material weakness in accounting for income taxes. These improvements include, among other things, improved documentation and analysis regarding the temporary differences between financial and tax reporting, training individuals involved in accounting and reporting for income taxes regarding these issues, and enhancing the documentation around conclusions reached in the implementation of the applicable generally accepted accounting principles.

Exhibit Index

12.1**	Ratio of Earnings to fixed Charges

31.1.1**	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC

31.1.2**	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company

31.1.3**	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC

31.1.4**	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company

32.1.1**	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC

32.1.2**	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company

32.1.3**	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC

32.1.4**	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company

**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Date: July 15, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ James D. Knight	Vice President and Controller	July 15, 2009
James D. Knight	(Principal Accounting Officer)

/s/ Sidney E. Anderson	Vice President and Chief	July 15, 2009
Sidney E. Anderson	Financial Officer
(Principal Financial Officer)

/s/ W. W. Boisture, Jr.	President	July 15, 2009
W. W. Boisture, Jr.	(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Date: July 15, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ James D. Knight	(Principal Accounting Officer)	July 15, 2009
James D. Knight

/s/ Sidney E. Anderson	Vice President and Chief	July 15, 2009
Sidney E. Anderson	Financial Officer; Director
(Principal Financial Officer)

/s/ W. W. Boisture, Jr.	Chief Executive Officer	July 15, 2009
W. W. Boisture, Jr.	(Principal Executive Officer)

SCHEDULE II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$5.5	$2.1	$2.0	$4.4
Charge to costs and expenses	1.0	4.1	0.5	1.3
Write-offs net of recoveries(1)	(2.6)	(0.7)	(0.4)	(3.7)

Ending balance	$3.9	$5.5	$2.1	$2.0

(1)	Includes accounts determined to be uncollectible and charged against reserves, net of collections on accounts previously charged against reserves, as well as the effect of foreign currency on these reserves.

Excess and Inactive Inventory Reserves

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance(1)	$3.4	$—	$73.9	$78.1
Charge to costs and expenses	10.9	3.4	1.1	13.2
Write-offs net of recoveries	(0.7)	—	(1.4)	(17.4)

Ending balance	$13.6	$3.4	$73.6	$73.9

(1)	The ending balance as of March 25, 2007 was eliminated in purchase accounting as a result of the Acquisition.

Tax Valuation Allowance

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$6.7	$—	$—	$—
Charge to costs and expenses	296.9	6.7	—	—
Write-offs net of recoveries	(6.7)	—	—	—

Ending balance	$296.9	$6.7	$—	$—

All other schedules are omitted because they are not applicable or the required information is shown in Item 8, “Financial Statements and Supplementary Data.”

II-1

Exhibit 12.1

Exhibit 12.1 Ratio of Earnings to Fixed Charges

	Successor		Predecessor
	Year Ended December 31, 2008 As Restated	Nine Months Ended December 31, 2007	Three Months Ended March 25,	Years Ended December 31,
			2007	2006	2005	2004
Earnings
- Pre-tax (loss) income from continuing operations	$(54.7)	$(5.0)	$16.6	$140.6	$49.5	$(18.6)
- Fixed charges	209.9	160.4	17.9	99.7	96.3	102.8

Net earnings	$155.2	$155.4	$34.5	$240.3	$145.8	$84.2

Fixed Charges
- External interest expense	$196.3	$151.0	$—	$—	$—	$—
- Intercompany interest expense, net	—	—	15.8	91.6	88.4	93.6
- Amortized premiums, discounts and capitalized expenses related to indebtedness	9.6	7.2	—	—	—	—
- Estimate of interest expense within rental expense	4.0	2.2	2.1	8.1	7.9	9.2

Total fixed charges	$209.9	$160.4	$17.9	$99.7	$96.3	$102.8

Ratio of earnings to fixed charges(1)	0.74X	0.97X	N/A	N/A	N/A	N/A
Deficiency	54.7	5.0	N/A	N/A	N/A	N/A

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges. Fixed charges consist of interest expense and a portion of operating rental expense that management believes is representative of the interest component of rental expense. For periods in which the ratio of earnings is less than 1.0, the amounts shown as Deficiency represent the additional earnings that would be necessary to raise the ratio to 1.0. For the Predecessor periods, the ratio of earnings to fixed charges is not meaningful, given the fact that debt was not held by the Predecessor business.

Exhibit 31.1.1

CERTIFICATIONS

I, W. W. Boisture, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 15, 2009

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
President
(Principal Executive Officer)

Exhibit 31.1.2

CERTIFICATIONS

I, W. W. Boisture, Jr., certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 15, 2009

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.1.3

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 15, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1.4

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 15, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1.1

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., President
(Principal Executive Officer)

July 15, 2009

Exhibit 32.1.2

CERTIFICATION

I, W. W. Boisture, Jr., principal executive officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. W. Boisture, Jr.
W. W. Boisture, Jr., Chief Executive Officer
(Principal Executive Officer)

July 15, 2009

Exhibit 32.1.3

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

July 15, 2009

Exhibit 32.1.4

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

July 15, 2009